Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

dated as of September 28, 2020

by and among

CABLE ONE, INC.,

MEGA BROADBAND INVESTMENTS HOLDINGS LLC

MEGA BROADBAND SPLITTER, LP,

MEGA BROADBAND BLOCKER, INC.

and

GTCR FUND XII/C LP

Table of Contents

- i -

Table of Contents (CONT'D)

- ii -

Table of Contents (cont'd)

- iii -

Exhibits

Exhibit A-1 -	Pre- Restructuring Company Ownership
Exhibit A-2 -	Post-Restructuring Company Ownership
Exhibit B -	Restructuring Transactions
Exhibit C -	Blocker LLC Agreement
Exhibit D -	A&R LLC Agreement
Exhibit E-1 -	CABO RCA
Exhibit E-2 -	Company RCA
Exhibit E-3 -	GTCR RCA
Exhibit F-1 -	FIRPTA Certificate - Blocker Seller
Exhibit F-2 -	FIRPTA Certificate - Unitholder (Entity)
Exhibit F-3 -	FIRPTA Certificate - Unitholder (Individual)

- iv -

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of September 28, 2020 (this "Agreement"), is entered into by and among Cable One, Inc., a Delaware corporation ("CABO"), Mega Broadband Investments Holdings LLC, a Delaware limited liability company (the "Company"), Mega Broadband Splitter, LP, a Delaware limited partnership ("Splitter"), Mega Broadband Blocker, Inc., a Delaware corporation ("Blocker"), and GTCR Fund XII/C LP, a Delaware limited partnership ("Blocker Seller"). Certain defined terms used herein have the meanings set forth in Section 11.14.

W I T N E S S E T H

WHEREAS, as of the date hereof, the equity interests of the Company are owned as set forth on Exhibit A-1;

WHEREAS, prior to the Closing, Splitter, Blocker and Blocker Seller will have consummated the transactions set forth on Exhibit B (the "Restructuring Transactions");

WHEREAS, as part of the Restructuring Transactions and prior to the Closing, (i) Blocker will convert into a limited liability company organized under the laws of the state of Delaware ("Blocker LLC"), (ii), Blocker LLC will adopt a limited liability company agreement substantially in the form attached hereto as Exhibit C (the "Blocker LLC Agreement"), (iii) immediately prior to the Closing, the equity interests of Blocker LLC will consist solely of Class A Units ("Blocker Class A Units") and of Class B Units ("Blocker Class B Units") and (iv) all of the Blocker Class A Units and Blocker Class B Units will be held by Blocker Seller;

WHEREAS, the Company LLC Agreement will be amended and restated as of the Closing, substantially in the form attached hereto as Exhibit D (the "A&R LLC Agreement");

WHEREAS, at the Closing, (i) CABO will deliver to the Company a Restrictive Covenant Agreement substantially in the form attached hereto as Exhibit E-1 (the "CABO RCA"), (ii) the Company will deliver to CABO a Restrictive Covenant Agreement substantially in the form attached hereto as Exhibit E-2 (the "Company RCA") and (iii) (i) GTCR Management XII, LLC will deliver to the Company a Restrictive Covenant Agreement substantially in the form attached hereto as Exhibit E-3 (the "GTCR RCA" and together with the CABO RCA and the Company RCA, the "Restrictive Covenant Agreements"));

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, (i) CABO desires to purchase from the Company and the Company desires to issue to CABO the CABO Class B Units, and (ii) CABO desires to purchase from Blocker Seller all of the Blocker Class B Units and Blocker Seller desires to sell such Blocker Class B Units to CABO, in each case for the consideration described herein;

WHEREAS, prior to the Closing, the Company anticipates entering into a credit agreement, pursuant to which the Company will refinance its existing credit facility (the "New Credit Facility");

WHEREAS, on the Closing Date immediately following the Restructuring Transactions and prior to the Closing, the Company will make cash distributions to the Pre-Closing Unitholders of the New Debt Amount; and

WHEREAS, the Company will use the proceeds of the Purchase Price paid hereunder to make a distribution or series of distributions to the unitholders of the Company as of immediately prior to the Closing (excluding Blocker and Splitter) in an amount equal to the Closing Cash Distribution Amount.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, CABO, the Company, Splitter, Blocker and Blocker Seller (each, a "Party" and, collectively, the "Parties") hereby agree as follows:

Article I

Purchase and Sale of CABO Class B Units and Blocker Class B Units

Section 1.1     Purchase and Sale of CABO Class B Units and Blocker Class B Units. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, (i) CABO shall purchase and acquire, and the Company shall issue to CABO, the CABO Class B Units and (ii) CABO shall purchase and acquire, and Blocker Seller shall sell, assign, transfer and convey to CABO, the Blocker Class B Units. As consideration for the CABO Class B Units and the Blocker Class B Units, upon and subject to the terms and conditions set forth in this Agreement, at the Closing, CABO shall pay the Company and Blocker Seller, in the aggregate, and in the manner described herein, the Purchase Price.

Section 1.2     Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654 or by the electronic exchange of documents and deliverables at 10:00 a.m. (local time) on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) by the Party entitled to the benefit of such conditions at the Closing of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Party entitled to the benefit of such conditions) at the Closing of those conditions), or on or at such other date, time or place as is agreed to in writing by CABO and the Company; provided, that the Closing shall not occur prior to November 12, 2020. The date on which the Closing occurs is referred to herein as the "Closing Date."

Section 1.3     Closing Deliveries and Payments. At the Closing, on the terms and subject to the conditions set forth in this Agreement:

(a)     Payment of Purchase Price. CABO shall pay or cause to be paid (i) to the Company an aggregate amount equal to the CABO Class B Units Purchase Price and (ii) to Blocker Seller an aggregate amount equal to the Blocker Purchase Price, by wire transfer of immediately available funds to the accounts designated in writing by the Company and Blocker Seller, respectively, to CABO at least two (2) Business Days prior to the Closing Date.

(b)     Transaction Expenses Payment. Each of CABO, Splitter, Blocker and Blocker Seller shall deliver to the Company, at least four (4) Business Days prior to the Closing Date, a statement setting forth the aggregate amount of all Transaction Expenses incurred by such Person or any of its or their respective Affiliates, along with invoices for each such Transaction Expense. The Company shall pay, or cause to be paid, on behalf of CABO, the Company, Splitter, Blocker, Blocker Seller and each of their respective Affiliates, as applicable, all Transaction Expenses in accordance with such invoices and the Closing Statement by wire transfer of immediately available funds to the account(s) as may be specified in the applicable invoice or by such other method of payment as may be specified therein.

(c)     Closing Deliverables. At the Closing,

(i)     the Company shall deliver to the other Parties the certificate required to be delivered by the Company pursuant to Section 7.2(c);

(ii)     the Company shall deliver to the other Parties the A&R LLC Agreement duly executed by the Company, Splitter and Blocker;

(iii)     the Company shall deliver to CABO the Company RCA duly executed by the Company;

(iv)     Blocker shall deliver to CABO the Blocker LLC Agreement duly executed by Blocker and Blocker Seller;

(v)     Splitter, Blocker and Blocker Seller shall deliver to CABO the definitive documentation effecting the Restructuring Transactions;

(vi)     Blocker Seller shall deliver or cause to be delivered to CABO the GTCR RCA duly executed by GTCR Management XII, LLC;

(vii)     The Company shall deliver to CABO Indemnification Agreement(s) duly executed by the Company and Mega Broadband Investments LLC (as guarantor) in favor of each CABO Manager (as defined in the A&R LLC Agreement), in each case in form and substance reasonably satisfactory to CABO and such CABO Managers;

(viii)     Each of the Company, Splitter, Blocker and Blocker Seller shall have delivered to CABO a certificate of the secretary or other appropriate officer of such entity certifying as to (i) with respect to the Company and Blocker, true and complete copies of the organizational documents of such entity (after giving effect to the Restructuring Transactions), and (ii) copies of the resolutions duly adopted by its board of directors or managers or similar governing body approving the execution and delivery of this Agreement and the other documents contemplated hereby (including with respect to the consummation of the Restructuring Transactions);

(ix)     CABO shall deliver to the other Parties the certificate required to be delivered by CABO pursuant to Section 7.3(c);

(x)     CABO shall deliver to the Company the A&R LLC Agreement duly executed by CABO;

(xi)     CABO shall deliver to Blocker the Blocker LLC Agreement duly executed by CABO;

(xii)     CABO shall deliver to the Company a joinder to the Registration Rights Agreement, dated as of October 2, 2017, by and among the Company and unitholders party thereto, duly executed by CABO;

(xiii)     CABO shall deliver to the Company the CABO RCA duly executed by CABO; and

(xiv)     CABO shall have delivered to the Company a certificate of the secretary or other appropriate officer certifying as to copies of the resolutions duly adopted by its board of directors approving the execution and delivery of this Agreement and the other documents contemplated hereby.

(d)     Tax Certificates. Blocker Seller and each Pre-Closing Unitholder (other than Splitter and Blocker) shall deliver to CABO a properly executed IRS Form W-9 and a duly completed affidavit, executed under penalties of perjury and that otherwise satisfies the requirements of Treasury Regulations section 1.1445-2(b) and Code Section 1446(f) in the form attached hereto as Exhibit F-1, F-2 or F-3, as applicable, which states that such Blocker Seller or Pre-Closing Unitholder (as applicable) is not a "foreign person" for purposes of Code Section 1445; provided, that in no event shall such Person's failure to provide such form or affidavit be deemed to be a failure of any condition in Section 7.2(b) or as otherwise set forth in this Agreement to have been met and the sole remedy of any such failure shall be to withhold Taxes from the consideration otherwise payable to Blocker Seller hereunder and the Closing Cash Distribution Amount payable to the Pre-Closing Unitholders such amounts as are required to be withheld by Sections 1445 and Section 1446(f) of the Code.

Section 1.4     Purchase Price. At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to CABO a written statement (the "Closing Statement") setting forth its good faith calculation of Transaction Expenses, the New Debt Amount and the resulting calculation of the Closing Cash Distribution Amount and the Purchase Price.

Section 1.5     Closing Distributions. The Company shall make:

(a)     immediately following the Restructuring Transactions and immediately prior to the transaction contemplated by Section 1.1, a distribution or series of distributions (or in the case of the LTIP, payment) of cash to the Pre-Closing Unitholders (including for this purposes any LTIP Units and Blocker) in accordance with Section 4.1 of the Company LLC Agreement in an amount equal to the New Debt Amount (the "Debt-Financed Distribution");

(b)     at the Closing, immediately following the transaction contemplated by Section 1.1, a distribution or series of distributions (or in the case of the LTIP, payment) of cash to the holders of Non-CABO Investor Units (as defined in the A&R LLC Agreement) (including for this purposes any LTIP Units), excluding Blocker and Splitter, in accordance with Section 4.3 of the A&R LLC Agreement in an amount equal to the Closing Cash Distribution Amount; and

(c)     at the Closing, immediately following the transaction contemplated by Section 1.1, a distribution or series of distributions of Class B Units to Blocker and Splitter, in accordance with Section 4.3 of the A&R LLC Agreement, in an aggregate number of Class B Units equal to the Closing Blocker Distribution Amount divided by the Per Unit Adjusted Equity Value Amount.

Section 1.6     Distribution of CTI Proceeds. In the event that any proceeds are received by the Company or its Subsidiaries pursuant to the Asset Purchase Agreement, by and among CTI Towers, Inc., CTI Towers Assets II, LLC, Vyve Broadband Investments, LLC and the sellers identified therein, dated as of July 31, 2020 or from the ownership or disposition of any equity interests owned by the Company or its Subsidiaries of CTI Towers, Inc. or CTI Towers Assets II, LLC ("CTI Proceeds", and the transactions contemplated by such Asset Purchase Agreement or from the ownership or disposition of any such equity interests, the "CTI Transactions"), whether before or after the Closing, the Company will promptly distribute (or in the case of the LTIP, pay or otherwise credit the LTIP Units) any CTI Proceeds only to the holders of Non-CABO Investor Units (as defined in the A&R LLC Agreement, but including for this purpose Blocker to the extent in respect of any Non-CABO Investor Units and including any LTIP Units) then outstanding as if the Non-CABO Investor Units were the only equity interests of the Company then outstanding.

Article II

Representations and Warranties of The Company

The Company represents and warrants to CABO that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case the Company represents and warrants to CABO as of such other date), except as disclosed in the disclosure schedule delivered to CABO simultaneously with the execution of this Agreement (the "Disclosure Schedule"):

Section 2.1     Organization, Standing and Organizational Power.

(a)     The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware and has all requisite organizational power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is qualified and licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of properties or assets or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)     True and complete copies of the Company Charter Documents, as in effect on the date hereof, have been provided to CABO. The Company Charter Documents are in full force and effect and the Company is not in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of the Company Charter Documents.

(c)     The Company has made available to CABO true and complete copies of the minute books and securities record books as of the date hereof of the Company in all material respects

Section 2.2     Authority; Noncontravention.

(a)     The Company has all necessary organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Company under this Agreement have been duly authorized and approved by the board of managers of the Company and no other organizational action on the part of the Company and no action on the part of the Company's equityholders is necessary to authorize the execution and delivery of and performance by the Company under this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

(b)     Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the Company Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.3 are received (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries or (iii) except as set forth on Section 2.2(b)(iii) of the Disclosure Schedule, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Material Contract to which the Company or any Subsidiary is a party (excluding any Company Plan or agreement, contract, arrangement or plan entered into by, or at the direction of, CABO or any of its Affiliates), or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, in the case of clauses (ii) and (iii), in any material respect.

Section 2.3    Governmental Approvals. Except for the consents, approvals and filings listed in Section 2.3 of the Disclosure Schedule, no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions.

Section 2.4     Subsidiaries.

(a)     Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite organizational power and authority necessary to own or lease all of its material properties and assets and to carry on its business in all material respects as it is now being conducted. Each of the Company's Subsidiaries is qualified and licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of properties or assets or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)     True and complete copies of the organizational documents of each of the Company's Subsidiaries, as in effect on the date hereof, have been provided to CABO. Such organizational documents are in full force and effect and none of the Company's Subsidiaries is in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of its organizational documents in any material respect.

(c)     All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued (and, if applicable, are fully paid and non-assessable) and are owned directly or indirectly by the Company free and clear of all preemptive rights, Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the "Securities Act"), Permitted Liens (solely clauses (i), (vi) or (xi) thereof) and other applicable foreign or domestic securities Laws. Section 2.4(c) of the Disclosure Schedule sets forth for each of the Company's Subsidiaries: (i) its name, (ii) the holder(s) of its entire equity interests and (iii) its jurisdiction of organization. There are no agreements, options, warrants or other rights or arrangements outstanding (other than this Agreement) that provide for the sale or issuance of equity securities or securities containing any equity features by any of the Company's Subsidiaries. Except as set forth on Section 2.4(c) of the Disclosure Schedule, there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which the Company or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other equity interest or any right (contingent or otherwise) to acquire any such equity interest.

Section 2.5     Capitalization.

(a)      As of the date hereof, 14,804,819.32 Units of the Company are issued and outstanding, consisting of 372,708.96 Class A Units and 14,432,110.36 Class B Units (collectively, the "Company Units"). No Company Units are held by the Company in its treasury or are owned by any of its Subsidiaries. All outstanding Company Units have been duly authorized and validly issued and are free of preemptive rights or similar rights. The Company does not have any equity securities (other than those issued pursuant to the Equity Documents set forth on Schedule 2.5(a)(i)) or securities containing any equity features, or convertible into, or exercisable or exchangeable for, any equity securities, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements outstanding (other than this Agreement and the A&R LLC Agreement) that provide for the sale or issuance of any of the foregoing by the Company. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exercisable or exchangeable for securities of the Company or any of its Subsidiaries having the right to vote) on any matters on which holders of Company Units (or equivalent equity securities of any of the Company's Subsidiaries) are entitled to vote. There are no accumulated but unpaid dividends or distributions with respect to any Company Units. All holders of Company Units have waived and/or are not entitled to any "appraisal rights", "dissenter's rights" or any similar rights under the Delaware Act in connection with the Transactions.

(i)     Exhibit A-1 hereto sets forth, as of the date hereof, a true and complete list of all holders of outstanding Company Units, including the number of Class A Units and Class B Units held by such holders.

(ii)     Except as set forth on Section 2.5(a)(iii) of the Disclosure Schedule, there are no agreements or other obligations (contingent or otherwise) (A) that require the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company's or its Subsidiaries' equity securities that would survive the Closing, (B) with respect to the voting of any voting interests in the Company or any of its Subsidiaries to which the Company, any of its Subsidiaries, Blocker or Blocker Seller is a party, (C) restricting the transfer of equity securities in the Company or any of its Subsidiaries to which the Company, any of its Subsidiaries, Blocker or Blocker Seller is a party or (D) providing for registration rights or similar rights with respect to equity securities in the Company or any of its Subsidiaries.

(b)     As of immediately prior to the Closing and after the consummation of the Restructuring Transactions, a pro forma list of all holders of outstanding Company Units, including the number and class of Company Units held by such holder (and, in the case of each Class C Unit, (i) the Participation Threshold (as defined in the A&R LLC Agreement) of such unit as of the expected Closing Date and (ii) whether such Class C Unit will be vested or unvested as of the expected Closing (after giving effect to the Closing and any accelerated vesting in connection therewith)) is set forth on Exhibit A-2, a true and complete copy of which will be delivered by the Company to the Parties at least three (3) Business Days prior to the Closing.

(c)     All outstanding Class B Units that are Incentive Units (as defined in the Company LLC Agreement) have been issued pursuant to and are governed by Senior Management Agreements, and true and complete copies of each Senior Management Agreement have been made available to CABO. The equity-related provisions of each Senior Management Agreement are in full force and effect (except as set forth in Section 2.5(c) of the Disclosure Schedule) in all material respects and the Company is not in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any equity-related provisions of any Senior Management Agreement in any material respect. As of immediately after the Closing, no holder or former holder of Class B Units that are Incentive Units or any Participant shall have the right to acquire any Company Units or any other equity or voting interest in the Company (including "phantom" stock or stock appreciation rights) (other than pursuant to any such rights or interests granted to such holders by CABO or its Affiliates).

(d)     Section 2.5(d) of the Disclosure Schedule sets forth a true and correct schedule, in all material respects, as of the date of the Latest Balance Sheet, of all outstanding indebtedness of the Company and its Subsidiaries.

(e)     There are no claims, proceedings or disputes pending by any current or former holder of Company Units or other equity interest of the Company, Blocker or Blocker Seller (or, to the Knowledge of the Company, threatened) claiming that the board of managers, managing members, board of directors or comparable governing body of the Company, Blocker, Blocker Seller or any of their Affiliates breached any legal or contractual duty to such Person.

Section 2.6     Financial Statements; Undisclosed Liabilities.

(a)     The Company has previously furnished to CABO: (i) the unaudited consolidated balance sheet as of July 31, 2020 of the Company and its Subsidiaries (the "Latest Balance Sheet") and the related statements of income and cash flows for the seven-month period then ended and (ii) the audited consolidated balance sheet as of December 31, 2019 and the related statements of income and cash flows for the 12-month period then ended of the Company and its Subsidiaries (collectively, the "Financial Statements"). The Financial Statements have been derived from the books of account and other financial records of the Company or its Subsidiaries, have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and (y) changes resulting from normal year-end adjustments.

(b)     To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities), except for liabilities (i) reflected or reserved against on the Latest Balance Sheet, (ii) incurred after the date of the Latest Balance Sheet in the ordinary course of business, (iii) incurred in connection with the Transactions, (iv) disclosed on Section 2.6(b) of the Disclosure Schedule or (v) that are not and would not reasonably be expected to be, individually, material to the Company and its Subsidiaries, taken as a whole.

(c)     The Company and its Subsidiaries maintain a system of internal accounting controls that are designed to provide reasonable assurance that all transactions are, in all material respects, (i) executed in accordance with management's general or specific authorizations and (ii) recorded as necessary to permit materially correct preparation of financial statements in accordance with GAAP. Since January 1, 2019, no director, manager or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, auditor or accountant thereof, has received or otherwise had or obtained knowledge of (A) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries or their respective internal accounting controls or (B) any fraud that involves any director, manager or officer of the Company or any of its Subsidiaries.

Section 2.7     Absence of Certain Changes.

(a)     (i) Except as set forth on Schedule 2.7(a)(i) of the Disclosure Schedule, from the date of the Latest Balance Sheet to the date hereof, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) from December 31, 2019 to the date hereof, there has not been any Company Material Adverse Effect.

(b)     Except as contemplated by this Agreement, from the date of the Latest Balance Sheet to the date hereof, neither the Company nor any of its Subsidiaries has taken, or agreed in writing to take, any actions that would be prohibited by Section 6.1(a), in each case, if such actions were taken after the date hereof but before the Closing (disregarding such provisions relating to CABO consultation or notification), except as set forth on Section 2.7(b) of the Disclosure Schedule).

(c)     From the date of the Latest Balance Sheet to the date hereof, neither the Company nor any of its Subsidiaries has: made any amendment to any Income Tax Return or other material Tax Returns (other than as required by Law or GAAP), made any Income Tax election (including to change any federal income Tax classification or to adopt or change any accounting method or taxable year) other than consistent with past practice of the Company and its Subsidiaries, taken any position in any Income Tax Return that is inconsistent with any Income Tax election, accounting method, fiscal or taxable year, or position previously made, adopted or taken (in each case, other than as required by Law or GAAP, or as permitted by CARES), settled any Income Tax or other material Tax audit, examination or other proceeding (whether judicial or administrative), or surrendered or waived any right to a material Tax refund or credit.

Section 2.8     Legal Proceedings. Except as set forth on Section 2.8 of the Disclosure Schedule, there are no suits or proceedings pending (except for (a) suits or proceedings for which the potential liability (other than for deductibles, retentions and the like) is expected to be less than $100,000 or (b) proceedings affecting the cable or communications industry generally) or, to the Company's Knowledge, threatened in writing against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority, which if determined adversely to the Company or any of its Subsidiaries would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Authority (other than judgments, orders or decrees affecting the cable or communications industry generally) that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no pending or, to the Knowledge of the Company, threatened in writing material investigation of the Company or any of its Subsidiaries by any Governmental Authority.

Section 2.9     Compliance With Laws; Permits.

(a)     Except as set forth on Section 2.9(a) of the Disclosure Schedule, the Company and its Subsidiaries are, and since January 1, 2018 have been, in material compliance with all laws, statutes, ordinances, codes, regulations, decrees, judgments, injunctions and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries and none of the Systems are operating under any current waiver of any Laws in any material respect. The Company and each of its Subsidiaries hold, and are in material compliance with, all material Licenses, Franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, "Company Permits"), and such Company Permits are in full force and effect in all material respects and will remain in full force and effect in all material respects as of the Closing. Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding any violation of, conflict with or failure to comply with any Company Permit in any material respect. No material suspension, request for stay of the grant thereof (or any appeal thereof), termination or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened by the Governmental Authority issuing such Company Permit.

(b)     Section 2.9(b) of the Disclosure Schedule sets forth a list as of the date hereof of all Franchises and other material Company Permits. The Company has provided to CABO true and complete copies of such Franchises and Company Permits in all material respects. No material suspension, request for stay of the grant thereof (or any appeal thereof), termination or cancellation of any of the material Company Permits is pending or, to the Knowledge of the Company, threatened.

(c)     During the past five years, the Company and its Subsidiaries have timely and validly made all material filings and payments, and given all material notices, required under the Communications Act and the rules and regulations of any state public utility commission, local franchise authority, the Company Permits and the Federal Universal Service Fund or any state equivalent thereto, except as set forth on Section 2.9(c) of the Company Disclosure Schedule.

(d)     Since January 1, 2018, the Company and its Subsidiaries have timely filed with the U.S. Copyright Office all required statements of account with respect to their business in accordance with the Copyright Act of 1976, as amended, and the regulations thereunder, required to have been filed, and have paid all royalty fees required in relation thereto, in each case, in all material respects.

(e)     Section 2.9(e) of the Disclosure Schedule lists (i) any community in which the Company and/or its Subsidiaries maintain material operations or facilities within the public right-of-way or otherwise validly operate a System without a written Franchise and (ii) any other areas in which the Company and/or its Subsidiaries maintain material operations or facilities within the public right-of-way or otherwise validly operate a System without a Franchise.

(f)     The Company and its Subsidiaries do not manage or operate any Systems which they do not, directly or indirectly, wholly own or lease, and the Company and its Subsidiaries do not own any Systems which are in operation and which they do not, directly or indirectly, manage and operate.

(g)     The Systems comply in all material respects with all procedures applicable to emergency alert systems, including with respect to mandated emergency alert system equipment, and the Systems' emergency alert system equipment operate in all material respects in compliance with all applicable Laws, except as set forth on Section 2.9(g) of the Company Disclosure Schedule.

Section 2.10     Tax Matters.

(a)     (i) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all Income Tax Returns and all other material Tax Returns required to be filed by it; (ii) all Income Taxes and other material Taxes of the Company and each of its Subsidiaries have been timely paid (taking into account any valid extension of the applicable original due date for such payment); (iii) no material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries (in each case) that has not been fully paid or adequately and separately reserved for in accordance with GAAP in the Latest Balance Sheet; (iv) except as set forth on Section 2.10(a)(iv) of the Disclosure Schedule, no audit, examination or other administrative or court proceeding is ongoing or pending with any Governmental Authority with respect to Income Taxes or other material Taxes of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such audit, examination or proceeding has been threatened in writing by any Governmental Authority; (v) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Income Tax, Income Tax Return or material amount of Taxes or agreed to any extension of time with respect to the filing of a material Tax Return or a material Tax assessment or deficiency (other than any waiver or extension that is no longer in effect); (vi) all material Taxes required to be withheld by the Company or any of its Subsidiaries in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld, and such withheld Taxes have been timely paid to the appropriate Governmental Authority; (vii) no Subsidiary of the Company has ever been a member of an Affiliated Group (other than a group the common parent of which is Mega Broadband Investments, LLC), and neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person (other than any of the Company's current Subsidiaries) pursuant to Treasury Regulations Section 1.1502-6 (or any comparable provision of state, local or foreign income Tax Law), as a result of being a successor or transferee, by operation of Law or pursuant to any Contract (including any Tax sharing or reimbursement agreement or Tax indemnity obligation) (in each case, other than (A) any customary agreements with third-party (unrelated) customers, vendors, lenders, lessors or the like entered into in the ordinary course of business and that do not have a principal purpose relating to Taxes or Tax sharing or indemnity or (B) property Taxes payable with respect to any properties leased by the Company or any of its Subsidiaries); (viii) neither the Company nor any of its Subsidiaries has or has ever had a "permanent establishment" (as defined in any applicable Tax treaty or convention) in any country other than the United States; (ix) neither the Company nor any of its Subsidiaries directly or indirectly owns (or has owned in the current taxable year) stock or other equity interests in any Person which is (A) a "passive foreign investment company" within the meaning of Section 1297 of the Code, (B) a "controlled foreign corporation" within the meaning of Section 957, or (C) a partnership, joint venture, trust, limited liability company, or other entity taxed as a partnership or other pass-through or fiscally transparent entity for federal Income Tax purposes other than in respect to a Subsidiary listed on Section 2.10(a)(ix) of the Disclosure Schedule (which Disclosure Schedule sets forth the federal Income Tax classification of each Subsidiary of the Company); (x) there are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens; and (xi) Since January 1, 2018, neither the Company nor any of its Subsidiaries (A) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, or (B) is or has been a party to any "listed transaction" as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b)     The Company (i) is, and at all times since its formation has been, a partnership or disregarded entity for U.S. federal Income Tax purposes, and (ii) has not filed any federal or state Income Tax Returns to the contrary. The Company has not made an election pursuant to Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to apply the U.S. federal income tax partnership audit provisions enacted pursuant to the Bipartisan Budget Act of 2015 prior to the effective of such provisions.

(c)     The aggregate accrued but unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Financial Statements, materially exceed the reserve for Taxes and related liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their respective Tax Returns.

(d)     Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in or use of any improper method of accounting for a taxable period ending prior to the Closing; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of applicable income Tax Law) executed prior to the Closing Date; (iii) intercompany transactions occurring prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing Date (x) by the Company or any "disregarded" entity of the Company or (y) any other Subsidiary of the Company, in each case, to the extent outside of the ordinary course of business; (v) any prepaid amount received or deferred revenue accrued (x) by the Company or any "disregarded" entity of the Company or (y) any other Subsidiary of the Company, in each case, to the extent outside of the ordinary course of business prior to the Closing Date; or (vi) the failure by the Company to properly maintain capital accounts in accordance with Section 704(b) of the Code and Treasury regulations promulgated thereunder for a taxable period ending on or prior to the Closing Date; or (vii) the Restructuring Transactions.

(e)     To the Knowledge of the Company, each Person who has been granted an equity interest in the Company that is or was intended to be "profits interests" or otherwise subject to substantial risk of forfeiture for income Tax purposes has made a valid and timely Code Section 83(b) election with respect to such equity interest and the Company has treated and reported (and has a valid reporting basis for treating and reporting) all such interests as valid "profits interests" for all Income Tax purposes and the Company is not aware of any inconsistent treatment by any other Person.

(f)     Neither the Company nor any of its Subsidiaries has (i) claimed an employee retention tax credit under Section 2301 of the Coronavirus Aid, Relief and Economic Security Act (Pub. L. 116-136) ("CARES"), (ii) deferred or delayed the payment of employment taxes under Section 2302 of CARES, (iii) requested the advance refunding of credits under Section 3606 of the CARES Act or (iv) received any loan pursuant to the Payroll Protection Program described in CARES.

(g)     Neither the Company nor any of its Subsidiaries has deferred any material amount of payroll or withholding Taxes pursuant to IRS Notice 2020-65.

(h)     Other than with respect to any other representation or warranty contained in Section 2.7(c) and Section 2.11(c)-(d), (f)-(i) and (k), Section 2.10 constitutes the sole and exclusive representations and warranties of the Company relating to Tax matters, and any claim for breach of a representation or warranty with respect to Tax matters shall be based on the representations and warranties made in this Section 2.10 or such other representations or warranties made in Section 2.7(c) or Section 2.11(c)-(d), (f)-(i) and (k). No representation or warranty is made in this Agreement with respect to (i) the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute of the Company or any of its Subsidiaries or (ii) Taxes or the availability of any Tax position in any taxable period (or portion thereof) beginning after the Closing Date except to the extent provided in clauses (a)(ix), (d), (f) and (g) of this Section 2.10.

Section 2.11     Employee Benefits Matters.

(a)     Section 2.11(a) of the Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each Listed Plan.

(b)   With respect to each Listed Plan the Company has made available to CABO copies of, as applicable, (i) the current plan and trust document, and any amendments thereto, (ii) the most recent annual report on Form 5500 required to be filed, (iii) the most recent summary plan description provided to participants, (iv) the current IRS determination letter, and (v) nondiscrimination and top-heavy testing results under applicable Law for the most recently completed plan year.

(c)     Each Company Plan has been established, administered, and funded in material compliance with its terms and in compliance with the applicable provisions of all applicable Law, including ERISA and the Code, and the Company's and its Subsidiaries' provision of compensation and benefits, as applicable, to all Participants is and at all times during the past six (6) years has been in material compliance with all applicable Laws.

(d)     Neither the Company nor its Subsidiaries has incurred any material liability for any excise, income or other taxes or penalties with respect to any Company Plan or otherwise with respect to the compensation or benefits of any Participant, and no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to any such material liability. With respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that could reasonably be expected to result in any material liability for the Company or its Subsidiaries.

(e)     Except as would not result in a material liability for the Company or its Subsidiaries, the Company, its Subsidiaries and each Company Plan are in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (the "Health Care Law"), to the extent applicable, and neither the Company nor its Subsidiaries have incurred any material penalty pursuant to the Health Care Law.

(f)     All Company Plans that are or were "employee pension benefit plans" (as defined in Section 3(2) of ERISA) that are or were intended to be tax qualified under Section 401(a) of the Code (the "Qualified Plans") have received a favorable determination letter from the IRS, each such determination remains in effect and has not been revoked, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Qualified Plan.

(g)     Each Company Plan that constitutes a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) is, and has been, established, administered and maintained in material compliance with the documentary and operational requirements of Section 409A of the Code and the regulations promulgated thereunder.

(h)     The Company and its Subsidiaries do not maintain, sponsor, contribute to or have any liability (including on behalf of an ERISA Affiliate) under or with respect to any plan that (A) is or was in the last six (6) years subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) is otherwise a defined benefit pension plan, (C) is a "multiemployer plan" within the meaning of Section 3(37) of ERISA, (D) is a "multiple employer plan" within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, (E) is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, (F) is a "voluntary employees beneficiary association" within the meaning of Section 501(c)(9) of the Code, or (G) provides post-employment health or welfare benefits (other than COBRA continuation coverage at the sole expense of the applicable individual).

(i)     Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any Participant to any compensation or benefit or accelerate the time of payment or vesting, or trigger any payment or funding or increase the amount, of any compensation or benefit under any Company Plan or (ii) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code. Neither the Company nor its Subsidiaries has any obligation to gross up, indemnify, or otherwise reimburse any Person for any excise taxes, interest, or penalties incurred under Section 409A or Section 4999 of the Code.

(j)     With respect to the Company Plans, no material claim, action, suit, audit, assessment by a Governmental Authority, arbitration, proceeding or investigation (other than routine claims for benefits in the ordinary course), is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, audits or investigations.

(k)     There are no facts or circumstances that would or could reasonably be likely to, give rise to any liability (whether actual or contingent, direct or indirect, known or unknown), on a "controlled group" basis (as defined below), with respect to any employee benefit plan sponsored, maintained or contributed to, or required to be contributed to, by any other Person that, together with any of the Company or its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each such Person, an "ERISA Affiliate", and, collectively, the "controlled group")

Section 2.12    Environmental Matters. Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been since January 1, 2018 in compliance with all applicable Environmental Laws and, to the Knowledge of the Company, no capital or other costs are required to achieve or maintain such compliance, other than as provided in the Financial Statements, (b) each of the Company and its Subsidiaries holds and is and has been since January 1, 2018 in compliance with all Company Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no suit or proceeding arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has received any written notice of, or is subject to, any order, settlement, judgment, injunction or decree, involving uncompleted, outstanding or unresolved liabilities or corrective, remedial or other obligations relating to or arising under Environmental Laws, (e) to the Knowledge of the Company, there has been no Release (including any subsequent migration) of, or exposure of any Person to, any Hazardous Material that would reasonably be expected to form the basis of any suit or proceeding against or liability of the Company or any of its Subsidiaries relating to Environmental Laws, (f) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries owns or leases any underground storage tanks at any Real Property and (g) neither the Company nor any of its Subsidiaries has assumed, either contractually or by the operation of Law, any liabilities or obligations of any other Person that would reasonably be expected to form the basis of any suit or proceeding against the Company or any of its Subsidiaries relating to any Environmental Laws.

Section 2.13     Intellectual Property.

(a)     Section 2.13(a) of the Disclosure Schedule sets forth a true and complete list of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications for registration of trademarks, (iii) registered copyrights and pending applications for registration of copyrights and (iv) registered Internet domain names, in each case that are owned by the Company or any of the Company's Subsidiaries (the "Company Registered IP") (indicating for each, as applicable, the owner(s), jurisdiction and, as applicable, the application or registration number and date of filing). The Company and its Subsidiaries own (or in the case of domain names, is the registrant of) all of the Company Registered IP free and clear of all Liens, except for Permitted Liens.

(b)     (i) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Company Intellectual Property that is owned by it or any of its Subsidiaries (collectively, the "Company-Owned IP") and (ii) to the Knowledge of the Company, the Company or one of its Subsidiaries owns or has the right to use pursuant to a valid and enforceable written License Agreement, all material Company Intellectual Property, in each case free and clear of all Liens other than Permitted Liens. All of the Company-Owned IP is subsisting and, to the Knowledge of the Company, valid and enforceable.

(c)     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the Company's and its Subsidiaries' businesses as conducted immediately prior to the Closing does not infringe, misappropriate or otherwise violate any Person's Intellectual Property, (ii) there is no claim of infringement, misappropriation or other violation of any Person's Intellectual Property pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries since January 1, 2018, and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company-Owned IP. Since January 1, 2018, there has been no material claim of infringement, misappropriation or violation of any Company-Owned IP pending or, threatened, in writing, by the Company or any of its Subsidiaries against any third party (except as set forth in Section 2.13(c) of the Disclosure Schedule).

(d)     Since January 1, 2018, the Company and the Company's Subsidiaries have taken commercially reasonable measures to ensure the protection of all of the Company-Owned IP under any applicable Law in all material respects (including, with regard to the Company Registered IP, and in the Company's reasonable business judgment, making and maintaining in full force and effect all necessary filings, registrations and issuances, including paying all fees related thereto).

(e)     The Company and the Company's Subsidiaries have taken commercially reasonable measures to (i) protect the confidentiality of the material trade secrets, Customer Data, Personal Data or other non-public confidential information collected by the Company or any of its Subsidiaries and other material confidential information of the Company and its Subsidiaries and (ii) prevent the unauthorized use, disclosure, loss, processing, transmission or destruction of or access to any such information.

(f)     No current or former employee, consultant or contractor of the Company or any of its Subsidiaries has made any written claim of ownership or right, in whole or in part, to any material Company-Owned IP or has asserted in a legal proceeding against the Company or any of its Subsidiaries any such claim of ownership or right.

(g)     None of the Software owned by the Company or any of its Subsidiaries that is distributed to any third Person incorporates Open Source Code in a manner that requires, pursuant to the license for such Open Source Code, any public distribution of such Software or creates an obligation for the Company or any of its Subsidiaries to grant to any Person any rights to such Software.

(h)     The Company and its Subsidiaries have taken reasonable measures to preserve and maintain the performance and security of the IT Systems, and the IT Systems are in good repair and operating condition. To the Knowledge of the Company, the IT Systems have not, since January 1, 2018, suffered any material loss of data or breaches that have resulted in (x) the unauthorized disclosure or loss of any Customer Data or any other Personal Data or material non-public confidential information or (y) a third party obtaining unauthorized access to any such Customer Data or other Personal Data or such material non-public confidential information. Each of the Company and its Subsidiaries has implemented commercially reasonable backup, security and disaster recovery procedures for protection of its Customer Data and other Personal Data or non-public confidential information it has collected.

(i)     Each of the Company and its Subsidiaries has, at all times since January 1, 2018, operated and conducted its business in material compliance with all applicable contractual requirements to which the Company or the applicable Subsidiary is bound and all applicable legal requirements pertaining to data protection or information privacy and security, and any Company or Subsidiary privacy policy concerning the collection or use of such data or information. Customer Data or other Personal Data or material non-public confidential information collected by or on behalf of or otherwise accessible by the Company or any of its Subsidiaries in the operation and conduct of its business as currently conducted can be used by the Company or any of its Subsidiaries immediately after the Closing in the manner currently used by the Company or its applicable Subsidiaries in all material respects. To the Knowledge of the Company, since January 1, 2018, no Person has made any illegal or unauthorized use, in any material respect, of Customer Data or other Personal Data or material non-public confidential information collected by or on behalf of the Company or any of its Subsidiaries. Since January 1, 2018, none of the Company and its Subsidiaries has been legally required to provide any notices to data owners in connection with a disclosure of Customer Data or other Personal Data collected by or on behalf of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries provided any such notice. There are no material claims pending or, to the Knowledge of the Company and since January 1, 2018, threatened in writing against the Company or any of its Subsidiaries alleging a violation by the Company or one of its Subsidiaries of any Person's Customer Data or other Personal Data, privacy or data rights.

Section 2.14     Property; Towers.

(a)     As of the date hereof, the real property described in Section 2.14(a) of the Disclosure Schedule constitutes all of the real property owned in fee simple by the Company and its Subsidiaries, other than any of the Tower Interests (the "Owned Real Property"). Either the Company or one of its Subsidiaries: (i) has good and valid indefeasible fee simple title to all of the Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) is in sole and exclusive possession of the Owned Real Property and there are no leases, licenses, occupancy agreements or any other similar arrangements (the "Real Property Leases") pursuant to which any third party is granted the right to use the Owned Real Property, other than pursuant to Permitted Liens; (iii) has sufficient right of ingress and egress to the Owned Real Property in all material respects and enjoys peaceful and quiet possession thereof; and (iv) there are no outstanding options or rights of first offer or refusal to purchase the Owned Real Property.

(b)     As of the date hereof, the real property demised by the Real Property Leases set forth in Section 2.14(b) of the Disclosure Schedule (the "Leased Real Property") constitutes all of the real property leased by the Company and its Subsidiaries from any third party, other than any of the Tower Interests. With respect to the Leased Real Property and the Real Property Leases: (i) the Real Property Leases are in full force and effect in all material respects, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such Real Property Lease in all material respects, subject to the Bankruptcy and Equity Exception; (ii) the possession and quiet use and enjoyment of the Leased Real Property has not been disturbed in any material respect and there are no material disputes with respect to any Real Property Lease; (iii) the Company and its Subsidiaries have not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein, other than Permitted Liens; (iv) there are no material Liens on the estate or interest created by such Real Property Lease, other than Permitted Liens; and (v) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property.

(c)     With respect to all material easements, access rights, rights of way, railroad crossing agreements and other similar material real property rights necessary for the operation of the business of the Company and its Subsidiaries as it is presently conducted, other than the Tower Interests (the "Real Property Interests"): (i) such Real Property Interest is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) the possession and quiet enjoyment of the Real Property Interest has not been disturbed in any material respect and there are no material disputes with respect to such Real Property Interest; (iii) there are no Liens on the estate or interest created by such Real Property Interest, other than Permitted Liens; and (iv) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy such Real Property Interest or any material portion thereof.

(d)     All material Improvements have been maintained in accordance with past practices and applicable Laws in all material respects. To the Knowledge of the Company, there are no condemnation or eminent domain proceedings with respect to the Real Property which would interfere in any material respect with the operation of the business of the Company and its Subsidiaries.

(e)     The Company or one of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all material personal tangible property used in the business of the Company and its Subsidiaries, free and clear of all Liens, except for Permitted Liens. All such property is in reasonably good working order and condition in all material respects (normal wear and tear excepted).

(f)     As of the date hereof, the interests described in Section 2.14(f) of the Disclosure Schedule constitute all of the Towers used in connection with the operation of the business of the Company and its Subsidiaries. Either the Company or one of its Subsidiaries: (i) has good and valid title or enforceable leasehold interest in all of the Tower Interests, free and clear of all Liens other than Permitted Liens; (ii) except as set forth in Section 2.14(f) of the Disclosure Schedule, is in sole and exclusive possession of the Tower Interests, other than pursuant to Permitted Liens; (iii) has sufficient right of ingress and egress to the Towers used in connection with the operation of the business of the Company and its Subsidiaries in all material respects and enjoys peaceful and quiet possession thereof; (iv) there are no outstanding options or rights of first offer or refusal to purchase the Tower Interests owned by the Company or any of its Subsidiaries; and (v) the possession and quiet use and enjoyment of the Tower Interests has not been disturbed in any material respect and there are no material disputes with respect to any Tower Interests.

(g)     Except as set forth on Section 2.14(g) of the Disclosure Schedule, to the Knowledge of the Company, all Towers owned by the Company or any Subsidiary are in compliance with any applicable rules and regulations of the FAA in all material respects. To the Knowledge of the Company, each Tower owned by the Company or any Subsidiary currently in operation was constructed and is operated and maintained in accordance with relevant engineering and industry standards in all material respects. To the Knowledge of the Company, each Tower owned by the Company or any Subsidiary currently in operation is structurally sound and in good working order to the extent necessary for its current use in all material respects. During the period since January 1, 2018 and, to the Knowledge of the Company, for the periods prior to such period, neither the Company nor its Subsidiaries have received any written notice alleging that any Tower (i) failed any inspections, (ii) is in violation of any applicable Laws, or (iii) is structurally unsound, in each case, in any material respect.

Section 2.15     Contracts.

(a)     Section 2.15(a) of the Disclosure Schedule sets forth, as of the date hereof, a true and complete list of any of the following Contracts (excluding any statements of work or purchase orders entered into in the ordinary course of business) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound:

(i)         collective bargaining agreement or other Contract with any labor organization, union or labor association;

(ii)       Contract for the employment of any Participant on a full-time or consulting basis providing for base salary compensation in excess of $200,000 per annum, except for offer letters for at-will employees that can be terminated for no consideration other than accrued compensation, benefits and severance consistent with the Company's past practice;

(iii)       Contract for any joint venture, partnership or similar arrangement;

(iv)       agreement or indenture relating to the borrowing of money or incurrence of indebtedness or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Company and its Subsidiaries;

(v)       guaranty of any obligation for borrowed money or other material guaranty;

(vi)     Contract under which the Company or a Subsidiary of the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company), in any such case which, individually, is in excess of $100,000;

(vii)     Contract (other than for Off-the-shelf Software or non-exclusive licenses of Intellectual Property entered into in the ordinary course of business) that licenses material Intellectual Property to the Company or any of its Subsidiaries, or under which the Company or one of its Subsidiaries grants a license to material Intellectual Property except for (i) such licenses that are incidental or ancillary to the sale, licensing or provision of products or services, (ii) customer agreements or purchase orders and (iii) any programming or retransmission agreements scheduled pursuant to Section 2.15(a)(xvi), and (iv) employment or confidentiality agreements (each, a "License Agreement");

(viii)     Real Property Lease for any Leased Real Property;

(ix)      lease or agreement under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal tangible property owned by any other party, for which the annual rental exceeds $100,000, excluding any agreements that are the subject of any other clause of this Section 2.15(a) (including those not required to be disclosed because of a specific dollar or materiality threshold contained in such clause);

(x)        lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rental exceeds $100,000, excluding any agreements that are the subject of any other clause of this Section 2.15(a) (including those not required to be disclosed because of a specific dollar or materiality threshold contained in such clause);

(xi)       Contract to sell any of the Company or its Subsidiaries' properties or assets for consideration in excess of $200,000 or any properties or assets that are material to the Company and its Subsidiaries, taken as a whole;

(xii)     Contracts or group of related Contracts (A) representing the Company's and its Subsidiaries' Contracts with their top ten (10) customers based on the amount of payment to the Company or its Subsidiaries or (B) with the same party for the sale of products or services by the Company or its Subsidiaries providing for payment to the Company or its Subsidiaries in excess of $500,000 (provided that for purposes of the definition of "Material Contracts" only, the applicable threshold shall be $200,000) from such customers during the calendar year 2020;

(xiii)     Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business and video programming agreements (A) representing the Company's and its Subsidiaries' Contracts with their top ten (10) suppliers or vendors based on the amount of payment by the Company or its Subsidiaries or (B) with the same party for the purchase of materials, supplies, equipment, products or services providing for payments in excess of $500,000 to such suppliers or vendors during the calendar year 2020;

(xiv)     Contracts relating to any completed business acquisition by the Company or its Subsidiaries within the three (3)-year period ended on the date of this Agreement or under which the Company or any of its Subsidiaries is or may become obligated to pay any amount in respect of an "earn out", deferred or conditional purchase price, purchase price adjustment or other similar obligations (collectively, the "Recent Acquisition Agreements");

(xv)      Contract relating to any pending business acquisition by the Company or any of its Subsidiaries;

(xvi)     programming or retransmission consent Contract (including any programming agreements with the National Cable Television Cooperative);

(xvii)    Contract relating to the use of any public utility facilities, including all pole line, joint pole or master contracts for pole attachment rights, other rights-of-way or encroachment permits or the use of conduits by the Company or its Subsidiaries and agreements necessary to permit the Company and its Subsidiaries to install, maintain, operate and use utility and rail road company poles, in each case, in which the Company or its Subsidiaries spent in excess of $500,000 during the past 12 months;

(xviii)   Contract for the use of any programming transport agreements in which the Company or its Subsidiaries spent in excess of $100,000 during the calendar year 2020;

(xix)     Contract with multiple dwelling units or commercial establishments under which the Company or its Subsidiaries generated revenues in excess of $100,000 during the calendar year 2020;

(xx)     (A) fiber or fiber-swap agreement, (B) circuit agreement, (C) traffic exchange agreement, (D) interconnection agreement, (E) billing agreement, (F) agreement for the provision of IVR services or (G) indefeasible right of use (IRU) agreements, in each case, under which the Company or its Subsidiaries generated revenue or spent, as applicable, in excess of $200,000 during the calendar year 2020;

(xxi)     material Contract granting to the counterparty any rights of first refusal, first negotiation, first offer or similar right or Contract that materially limits or purports to materially limit the ability of the Company or its Subsidiaries or other Affiliates to own, operate, sell, transfer, or otherwise dispose of its material assets (other than the rights of first refusal, negotiation, offer or similar right that relates to the Company's or its Subsidiaries' advertising availabilities);

(xxii)    Contract containing any material limitation on the freedom of the Company or any of its Subsidiaries or other Affiliates to operate its business or engage in any line of business, solicit or engage in business from or with any Person or compete with any Person or to operate at any location in the world, including non-competition and customer non-solicitation obligations, exclusivity rights and "most favored nation" provisions (other than in (a) confidentiality agreements executed in connection with potential transactions, including the Transactions, and those entered into in the ordinary course of business consistent with past practices, and (b) video service, programming and retransmission consent agreements);

(xxiii)   Contract that is a settlement, conciliation or similar agreement with any Governmental Authority that imposes any material unpaid monetary or other ongoing obligation upon the Company or any of its Subsidiaries;

(xxiv)   each Contract with any equityholder or any other Affiliate of the Company or any of its Subsidiaries;

(xxv)    standalone confidentiality agreement (other than those executed in connection with the Transactions and those entered into in the ordinary course of business consistent with past practices or in connection with potential acquisitions) obligating the Company or its Subsidiaries to keep information confidential; or

(xxvi)   commitment or agreement to enter into any of the foregoing.

(b)     True and complete copies, as of the date hereof, of all written Contracts that are referred to in Section 2.15(a) (such Contracts, together with any Contract entered into after the date hereof that would have been required to be listed in Section 2.15(a) of the Disclosure Schedule if such Contract had been entered into prior to the date hereof, and including for this purpose any statements of work or purchase orders not required to be listed in Section 2.15(a), the "Material Contracts"), together with all material amendments, waivers, consents and other changes thereto, have been made available to CABO in all material respects, other than Contracts with the National Cable Television Cooperative, statements of work and purchase orders in the ordinary course of business. Each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the Company's Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), in each case, in all material respects. Except as set forth on Section 2.15(b) of the Disclosure Schedule, the Company and each of its Subsidiaries and, to the Company's Knowledge, any other party thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract. To the Company's Knowledge, no event in the nature of a default has occurred which, with notice, lapse of time or both, would permit the termination, acceleration in any material respect or modification in any material respect of any Material Contract by any party thereto. Neither the Company nor any of its Subsidiaries has provided or received any written notice of any intention to terminate any Material Contract. There are no material disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract or any counterparty thereto. Neither the Company nor any Subsidiary of the Company has made a claim for indemnification under any of the Recent Acquisition Agreements and, other than as set forth on the Disclosure Schedules, the Company is not aware of any breaches of any Recent Acquisition Agreement by the other party(ies) thereto or the basis for any claim for indemnification under any Recent Acquisition Agreement.

(c)     (i) Except as set forth on Section 2.15(c)(i) of the Disclosure Schedule, the Company has no Knowledge of any material pending audits with respect to any utility attachment or conduit usage under any pole attachment agreement or any unresolved material disputes with respect to any such audit and the Company and its Subsidiaries have not received any written notice of any such planned audit, and (ii) the Company and its Subsidiaries have paid all pole attachment fees (including any penalties, charges or other fees charged pursuant to the pole attachment agreement) relating to the System when due and payable, except where the failure to make such payment would not reasonably be expected to be, individually or in the aggregate, material to the operation of such System.

Section 2.16     Brokers and Other Advisors. Except as set forth on Schedule 2.16 of the Disclosure Schedule, no broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 2.17     Employees.

(a)     Neither the Company nor any of its Subsidiaries has experienced any strike, walkout, work stoppage or other material collective bargaining dispute since January 1, 2018. To the Knowledge of the Company, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of either the Company or its Subsidiaries. Other than as provided in Section 2.17(a) of the Disclosure Schedule, no collective bargaining agreements are in effect or are currently being negotiated by the Company or any of its Subsidiaries.

(b)   The Company and its Subsidiaries are in material compliance with all Laws relating to employment or labor (including all such Laws relating to termination of employment, labor relations, equal employment, fair employment practices, severance pay, vacation or other paid time off, prohibited discrimination, immigration status, visas, unemployment, occupational safety and health standards, terms and conditions of employment and wages and hours, employee classification, employee leasing, labor relations, work status, pay equity and workers' compensation (collectively, the "Employment Matters") and there is no claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries regarding any Employment Matters. No formal allegations of sexual harassment have been made against any current officer or director of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries, or any such officer or director entered into any settlement agreement related to any allegations of sexual harassment or misconduct.

(c)     The Company has provided to CABO or its legal counsel by email on September 27, 2020 at approximately 12:02 p.m. Eastern Time, a list of all persons who are employees of the Company and its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following in all material respects: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate; (v) total compensation earned during calendar year 2020 and (vi) exempt or non-exempt status. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, due, owing, and payable to all employees, independent contractors or consultants of the Company and its Subsidiaries for services performed since January 1, 2018 have been paid in all material respects.

(d)     Since January 1, 2018, neither the Company nor its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Employer or (ii) a "mass layoff" (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of the Company or its Subsidiaries

Section 2.18     Insurance. Section 2.18 of the Disclosure Schedule lists each material insurance policy maintained by the Company and its Subsidiaries and each such insurance policy is in full force and effect in all material respects. True and complete copies of such insurance policies have been made available to CABO, except for such policies which are in the process of renewal, in which case, any executed binder (and attached draft policy) for such policies have been made available to CABO, in each case, in all material respects. None of the Company or any of its Subsidiaries (i) is in material default with respect to its obligations under any such insurance policy or (ii) has received any material refusal of coverage, any notice of cancellation or termination or any other written notice that any such insurance policy is no longer in full force or effect in any material respect or will not be renewed or that the issuer of such insurance policy is not willing or able to perform its obligations thereunder in any material respect. There are no material claims by the Company or any of its Subsidiaries pending under any insurance policies as to which coverage has been denied by the underwriters thereof. The insurance policies maintained by the Company and its Subsidiaries are sufficient for compliance in all material respects under all Company Permits and Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound.

Section 2.19     Affiliate Transactions. Except as set forth on Section 2.19 of the Disclosure Schedule, no officer, director, manager or Affiliate of the Company (other than a Subsidiary of the Company) or, to the Knowledge of the Company, any individual in such officer's, director's or manager's immediate family is a party to any Contract with the Company or any of its Subsidiaries (other than arising under or in connection with (a) employment related Contracts, Company Plans and confidentiality Contracts or other Contracts incident to such Person's employment with the Company or any of its Subsidiaries or (b) Contracts related to the issuance to such Person of Company Units) or has any ownership of any material property used by the Company or any of its Subsidiaries.

Section 2.20     Accounts Receivable. All of the accounts receivable included in the Latest Balance Sheet arose out of bona fide transactions occurring in the ordinary course of business consistent with past practice or valid claims as to which full performance has been rendered by the Company or one of its Subsidiaries. No such account receivable arose from a sale made to a customer of the Company or any of its Subsidiaries involving any illegal activity (including kickbacks, bribes or similar payments or price fixing or similar activities).

Section 2.21     Retransmission Consent and Must-Carry. Section 2.21 of the Disclosure Schedule lists as of the date hereof, each of the local television stations within the Systems' television markets for the communities and counties served by the Systems (as defined by FCC regulation), and whether each, for the current election period, has elected "must-carry" or retransmission consent status with respect to the relevant System(s) pursuant to the Communications Laws. Except as set forth on Section 2.21 of the Disclosure Schedule, each such television station carried by the Systems as of the date hereof is carried in all material respects pursuant to a valid retransmission consent agreement, "must-carry" election or other programming agreement between the Company and/or its Subsidiaries, as applicable, and each broadcaster. Other than with respect to routine blackout requests submitted pursuant to FCC regulations, no material written notices or demands have been received from the FCC, from any television station or from any other Person or Governmental Authority (i) challenging the right of any System to carry any television broadcast station or deliver the same or (ii) claiming that any System failed to carry a television broadcast station required to be carried pursuant to the Communications Laws or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Laws (x) within the last two (2) years or (y) which the Person making such notice or demand has not acknowledged in writing to have been resolved.

Section 2.22     Takeover Statutes. No anti-takeover or similar statute or regulation (such as Section 203 of the Delaware General Corporation Law) is applicable to this Agreement or the Transactions.

Section 2.23     System Information. Section 2.23 of the Disclosure Schedule sets forth, in all material respects, as of the dates set forth in such Schedule, the following aggregate information with respect to the Systems: (i) the approximate number of Homes Passed in aggregate for all Systems, (ii) the approximate number of Unique Customer Relationships, (iii) the approximate number of Primary Service Units, (iv) the approximate number of Residential Video Subscribers, (v) the approximate number of Residential HSI Subscribers, (vi) the approximate number of Residential Voice Subscribers, (vii) the approximate number of Commercial Video Subscribers, (viii) the approximate number of Commercial HSI Subscribers, (ix) the approximate number of Commercial Voice Subscribers, (x) the approximate number of Hosted Voice Lines, (xi) the approximate number of plant miles at each bandwidth capacity, specified in MHz (other than for fiber) and (xii) the approximate number of miles of fiber.

Section 2.24     Franchise Renewal Rights. The Company and its Subsidiaries (i) either (A) have timely filed valid requests for renewal under Section 626 of the Cable Act in all material respects with the proper Governmental Authority (except as set forth on Section 2.24 of the Disclosure Schedule), (B) entered into a Franchise or (C) have received a replacement statewide Franchise covering the applicable System(s), in each case with respect to all Franchises that expired on or after January 1, 2018, and which the Company or a Subsidiary continued to operate after such date, or that will expire within thirty (30) months after the date hereof; and (ii) since January 1, 2018, have timely filed valid requests for renewal in all material respects with the proper Governmental Authority with respect to non-cable franchises which expired on or after such date and which the Company or a Subsidiary continued to operate after such date to the extent such filings were required. Since January 1, 2018, neither the Company nor any of its Subsidiaries has received notice from any Person that any Franchise will not be renewed or that the applicable Governmental Authority has challenged or raised any objection to a request for renewal under Section 626 of the Cable Act by the Company or any of its Subsidiaries in any material respect. Since January 1, 2018, the Company and its Subsidiaries have complied in all material respects with any and all inquiries and demands by any and all Governmental Authorities made with respect to all such requests for renewal.

Article III

Representations and Warranties of BLOCKER

Blocker represents and warrants to CABO that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case Blocker represents and warrants to CABO as of such other date), except as disclosed in the Disclosure Schedule:

Section 3.1     Organization, Standing and Organizational Power.

(a)     Blocker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b)     True and complete copies of the Blocker Charter Documents, as in effect on the date hereof, have been provided to CABO. The Blocker Charter Documents are in full force and effect and Blocker is not in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of the Blocker Charter Documents.

(c)     Blocker has made available to CABO the minute books and securities record books of Blocker as of the date hereof, and all such minute books and securities record books are true and complete in all material respects.

Section 3.2     Authority; Noncontravention; Governmental Approvals.

(a)     Each of Blocker and Splitter has all necessary organizational power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the Restructuring Transactions and the Transactions, as applicable. The execution and delivery of and performance by Blocker and Splitter under this Agreement and the Restructuring Transactions, as applicable, have been duly authorized by all requisite organizational action and no other organizational action on the part of Blocker or Splitter is necessary to authorize the execution and delivery of and performance by Blocker or Splitter under this Agreement or the Restructuring Transactions, as applicable. This Agreement has been duly executed and delivered by Blocker and Splitter and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Blocker and Splitter, enforceable against Blocker and Splitter in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)     Neither the execution and delivery of this Agreement by Blocker nor Splitter, nor the consummation by Blocker or Splitter of the Restructuring Transactions and the Transactions, nor compliance by Blocker or Splitter with any of the terms or provisions hereof or thereof, as applicable, shall (i) conflict with or violate any provision of the Blocker Charter Documents or Splitter Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.3 are received (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Blocker or Splitter or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Contract to which Blocker or Splitter is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of Blocker or Splitter, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material.

(c)     No material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Blocker or Splitter and the consummation by Blocker or Splitter of the Restructuring Transactions and the Transactions, as applicable.

Section 3.3     Subsidiaries.

(a)     Except for the ownership of equity interests of Splitter and the ownership of Company Units obtained pursuant to the Restructuring Transactions, as of immediately prior to the Closing and after the consummation of the Restructuring Transactions, Blocker will not, directly or indirectly (a) own, of record or beneficially, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person, or (b) control any other Person.

(b)     As of immediately prior to the Closing and after the consummation of the Restructuring Transactions, Blocker will own the Company Units set forth on Exhibit A-2 (which will be delivered by the Company to the Parties at least three (3) Business Days prior to the Closing) free and clear of all Liens and transfer restrictions (except for (x) such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable foreign or domestic securities Laws and (y) under the Company Charter Documents).

Section 3.4     Capitalization. 1,000 shares of capital stock of Blocker are issued and outstanding, all of which are held by Blocker Seller. All equity interests of Splitter are held by Blocker. All such outstanding equity interests have been duly authorized and are validly issued, fully paid and non-assessable and free of preemptive rights or similar rights. Neither Blocker nor Splitter has any equity securities or securities containing any equity features, or convertible into, or exercisable or exchangeable for any equity securities, issued or outstanding, and, other than this Agreement, there are no agreements, options, warrants or other rights or arrangements outstanding that provide for the sale or issuance of any of the foregoing by Blocker or Splitter. There are no bonds, debentures, notes or other indebtedness of Blocker or Splitter having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which holders of the equityholders are entitled to vote. There are no agreements or other material obligations (contingent or otherwise) (a) to which Blocker or Splitter is bound that would give any Person the right to receive any economic benefits or rights similar to or derived from the economic benefits and rights accruing to holders of equity in Blocker or Splitter, (b) that require Blocker or Splitter to repurchase, redeem or otherwise acquire any of Blocker's equity securities that would survive the Closing or (c) with respect to the voting of any voting interests in Blocker or Splitter or restricting the transfer of equity securities in Blocker or Splitter to which the Company, any of its Subsidiaries, Blocker, Splitter or Blocker Seller is a party. There are no accumulated but unpaid dividends or distributions with respect to any of the equity interests of Blocker or Splitter.

Section 3.5     Conduct of Business. Blocker and Splitter are each a holding company and were formed for the purpose of investing, directly or indirectly, in the Company and, as of the date hereof, has never owned any material assets except for the equity interests of Splitter (in the case of Blocker) and the Company (in the case of Splitter), cash and other assets typical of a holding company. As of immediately prior to Closing and after the consummation of the Restructuring Transactions, each of Blocker and Splitter shall hold no assets except for equity interests of Splitter and Company Units, cash and other assets typical of a holding company. Since formation, each of Blocker and Splitter has not engaged in any business activities other than activities typical of a holding company, including those conducted by the Company or any of its Subsidiaries, and has not directly owned any material assets or properties, other than the equity interests described above and cash and other assets and activities typical of a holding company. Except for liabilities incurred in connection with its incorporation, organization and capitalization and activities typical of a holding company, each of Blocker and Splitter has not incurred any indebtedness and is not liable for, directly or indirectly, any indebtedness or any other liabilities or obligations (other than with respect to non-delinquent Taxes incurred in the ordinary course of business and other liabilities typical of a holding company), nor has Blocker or Splitter at any time been engaged in any business activities of any type or kind other than activities typical of a holding company.

Section 3.6     Tax Matters.

(a)     (i) Each of Blocker and Splitter has timely filed, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all Income Tax Returns and all other material Tax Returns required to be filed by it; (ii) all Income Taxes and other material Taxes of Blocker and Splitter have been timely paid (taking into account any valid extension of the applicable original due date for such payment); (iii) no material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Blocker or Splitter (in each case) that has not been fully paid or adequately and separately reserved for in accordance with GAAP in the Latest Balance Sheet; (iv) no audit, examination or other administrative or court proceeding is ongoing or pending with any Governmental Authority with respect to any Income Taxes or other material Taxes of Blocker or Splitter, and, to the Knowledge of Blocker or Splitter, no such examination, audit or proceeding has been threatened in writing by any Governmental Authority; (v) neither Blocker nor Splitter has waived any statute of limitations in respect of any Income Tax or material amount of Taxes or agreed to any extension of time with respect to an Income Tax, an Income Tax Return or other material Tax assessment or deficiency or filing of a material Tax Return, other than (in each case) any waiver or extension that is no longer in effect; (vi) all material Taxes required to be withheld by Blocker or Splitter in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld, and such withheld Taxes have been timely paid to the appropriate Governmental Authority; (vii) Blocker is not nor has ever been a member of an Affiliated Group or is liable for any Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any comparable provision of state, local or foreign income Tax Law) or any Tax sharing or reimbursement agreement or Tax indemnity obligation; (viii) there are no Liens for Taxes upon any of the assets of Blocker, other than Permitted Liens; (ix) Since January 1, 2018, Blocker has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (x) Blocker does not directly or indirectly own (and has not owned in the current taxable year) stock or other equity interests in any Person which is (A) a "passive foreign investment company" within the meaning of Section 1297 of the Code, (B) a "controlled foreign corporation" within the meaning of Section 957 of the Code, or (C) a partnership, joint venture, trust, limited liability company, or other entity taxed as a partnership or other pass-through or fiscally transparent entity for federal Income Tax purposes other than in respect to Splitter, the Company, or a Subsidiary of the Company listed on Section 2.10(a) of the Disclosure Schedule; (xi) Blocker is not nor has been a party to any "listed transaction" as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2); and (xii) Blocker will not have any taxable income as a result of the Restructuring Transactions (including as a result of Code Sections 737 or 751(b)).

(b)     Splitter (i) is, and at all times since its formation has been, a partnership or disregarded entity for U.S. federal Income Tax purposes, and (ii) has not filed any federal or state Income Tax Returns to the contrary. Splitter has not made an election pursuant to Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to apply the U.S. federal income tax partnership audit provisions enacted pursuant to the Bipartisan Budget Act of 2015 prior to the effectiveness of such provisions.

(c)     Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in or use of any improper method of accounting for a taxable period ending prior to the Closing; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of applicable income Tax Laws) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made directly by Blocker or Splitter prior to the Closing Date; (iv) the failure by Splitter to properly maintain capital accounts in accordance with Section 704(b) of the Code and the Treasury regulations promulgated thereunder for a taxable period ending on or prior to the Closing Date; or (v) any prepaid amount received or deferred revenue accrued, in each case, directly by Blocker or Splitter.

(d)     Section 3.6 constitutes the sole and exclusive representation and warranty of Blocker relating to Tax matters and any claim for breach of a representation or warranty with respect to Tax matters in respect of Blocker shall be based on the representations and warranties made in this Section 3.6 and shall not be based on the representations and warranties set forth in any other provision of this Agreement. No representation or warranty is made in respect of Blocker in this Agreement with respect to (i) the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute of the Blocker or (ii) Taxes or the availability of any Tax position in any taxable period (or portion thereof) beginning after the Closing Date except to the extent provided in clauses (a)(x) and (c) of this Section 3.6.

Section 3.7     Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Restructuring Transactions or the Transactions based upon arrangements made by or on behalf of Blocker or Splitter.

Section 3.8     Litigation. There are no suits or proceedings pending or, to Blocker's and Splitter's knowledge, threatened in writing against Blocker or Splitter, at law or in equity, or before or by any Governmental Authority, which would reasonably be expected to be, individually or in the aggregate, material to Blocker or Splitter or to have a material adverse effect on Blocker's or Splitter's ability to consummate the Restructuring Transactions or the Transactions, as applicable. Neither Blocker nor Splitter is subject to any outstanding judgment, order or decree of any Governmental Authority which would reasonably be expected to be, individually or in the aggregate, material to Blocker or Splitter or to have a material adverse effect on Blocker's or Splitter's ability to consummate the Restructuring Transactions or the Transactions, as applicable. There is no pending, or the knowledge of Blocker or Splitter, threatened in writing investigation of Blocker or Splitter by any Governmental Authority.

Article IV

Representations and Warranties of BLOCKER SELLER

Blocker Seller represents and warrants to CABO that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case Blocker Seller represents and warrants to CABO as of such other date), except as disclosed in the Disclosure Schedule:

Section 4.1     Organization, Standing and Organizational Power. Blocker Seller is an entity duly organized or formed, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2     Authority; Noncontravention.

(a)     Blocker Seller has all necessary organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Restructuring Transactions and the Transactions. The execution and delivery of and performance by Blocker Seller under this Agreement have been duly authorized by all requisite organizational action and no other organizational action on the part of Blocker Seller is necessary to authorize the execution and delivery of and performance by Blocker Seller under this Agreement. This Agreement has been duly executed and delivered by Blocker Seller and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Blocker Seller, enforceable against Blocker Seller in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)     Neither the execution and delivery of this Agreement by Blocker Seller, nor the consummation by Blocker Seller of the Restructuring Transactions and the Transactions, nor compliance by Blocker Seller with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of its certificate of formation or limited partnership agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.3 are received (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Blocker Seller or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Contract to which Blocker Seller is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of Blocker Seller, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Blocker Seller's ability to consummate the Restructuring Transactions or the Transactions.

Section 4.3     Title to the Blocker Class B Units. As of immediately prior to the Closing, after the consummation of the Restructuring Transactions, Blocker Seller shall be the record and beneficial owner of 100% of the issued and outstanding Blocker Class A Units and Blocker Class B Units, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under the Securities Act) and shall transfer and deliver to CABO at the Closing valid title to 100% of the Blocker Class B Units, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under the Securities Act). Blocker Seller is not a party to (i) any option, warrant, purchase right, right of first refusal, call, put or other contract (other than this Agreement) that could require Blocker Seller to sell, transfer or otherwise dispose of any Blocker Class B Units or (b) any voting trust, proxy or other contract relating to the voting of any Blocker Class B Units.

Section 4.4     Governmental Approvals. No material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Blocker Seller and the consummation by Blocker Seller of the Restructuring Transactions and the Transactions.

Section 4.5     Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Restructuring Transactions or the Transactions based upon arrangements made by or on behalf of Blocker Seller.

Section 4.6     Litigation. There are no suits or proceedings pending or, to Blocker Seller's knowledge, threatened in writing against Blocker Seller, at law or in equity, or before or by any Governmental Authority, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Blocker Seller's ability to consummate the Restructuring Transactions or the Transactions. Blocker Seller is not subject to any outstanding judgment, order or decree of any Governmental Authority which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Blocker Seller's ability to consummate the Restructuring Transactions or the Transactions. There is no pending or, to the knowledge of Blocker Seller, threatened in writing investigation of Blocker Seller by any Governmental Authority.

Article V

Representations and Warranties of CABO

CABO represents and warrants to the Company, Blocker and Blocker Seller that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case CABO represents and warrants to the Company, Blocker and Blocker Seller, as of such other date):

Section 5.1     Organization, Standing and Organizational Power of CABO. CABO is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a CABO Material Adverse Effect.

Section 5.2     Authority; Noncontravention.

(a)     CABO has all necessary corporate and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by CABO under this Agreement, and the consummation by CABO of the Transactions, have been duly authorized and approved by all requisite corporate action by CABO, and no other corporate action on the part of CABO is necessary to authorize the execution and delivery of and performance by CABO under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by CABO and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of CABO, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of CABO is necessary to adopt this Agreement and approve the Transactions.

(b)     Neither the execution and delivery of this Agreement by CABO, nor the consummation by CABO of the Transactions, nor compliance by CABO with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the certificate of incorporation and bylaws of CABO, or other organizational or governing documents of CABO or any of its Subsidiaries, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 5.3 are received (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 5.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to CABO or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Contract to which CABO or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a CABO Material Adverse Effect.

Section 5.3     Governmental Approvals. Except for (i) the consents, approvals and filings listed in Section 2.3 of the Disclosure Schedule and (ii) filings required under, and compliance with the other applicable requirements of, the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the listing rules of the New York Stock Exchange, no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by CABO and the consummation by CABO of the Transactions, other than as would not, individually or in the aggregate, reasonably be expected to have a CABO Material Adverse Effect.

Section 5.4     Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of CABO or any of its Affiliates for which the Company, Splitter, Blocker or Blocker Seller would be liable following the Closing.

Section 5.5     Sufficient Funds. CABO has and will have at Closing sufficient cash or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

Section 5.6     Legal Proceedings. There are no suits or proceedings pending (except for proceedings affecting the cable or communications industry generally) or, to CABO's knowledge, threatened in writing against CABO, at law or in equity, or before or by any Governmental Authority, which, if determined adversely to CABO, would prevent or materially impede, interfere with, hinder or delay CABO's timely performance under this Agreement or the consummation of the Transactions. CABO is not subject to any outstanding judgment, order or decree of any Governmental Authority (other than judgments, orders or decrees affecting the cable or communications industry generally) that would prevent or materially impede, interfere with, hinder or delay CABO's timely performance under this Agreement or the consummation of the Transactions.

Section 5.7     Investment Representation. CABO is acquiring the CABO Class B Units and Blocker Class B Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. CABO is an "accredited investor" as defined in Regulation D promulgated by the SEC under the Securities Act. CABO acknowledges that the CABO Class B Units and Blocker Class B Units have not been registered under the Securities Act, or any state or foreign securities Laws and that the CABO Class B Units and Blocker Class B Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws.

Section 5.8     Solvency. Assuming (a) that the representations and warranties of the Company, Blocker and Blocker Seller contained in this Agreement are true and correct in all material respects, (b) the compliance and performance by the Company and its Subsidiaries, Blocker and Blocker Seller of their respective obligations hereunder in all material respects, (c) the satisfaction of the conditions to CABO's obligations to close in Article VII and (d) that the Company and its Subsidiaries are solvent immediately prior to the Closing, immediately after giving effect to the Transactions, CABO and each of its Subsidiaries on a consolidated basis (i) will be able to pay their respective debts as they become due, (ii) shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions by CABO with the intent to hinder, delay or defraud either present or future creditors of CABO, the Company or Blocker or any of their respective Subsidiaries.

Article VI

Covenants

Section 6.1     Conduct of Business.

(a)     Except as expressly contemplated or permitted by this Agreement (including the consummation of the Restructuring Transactions), as required by applicable Law or as contemplated by Section 6.1(a) of the Disclosure Schedule, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, in each case unless CABO otherwise consents in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Company, Blocker and Splitter shall each use reasonable best efforts, and the Company shall cause each of its Subsidiaries to use its reasonable best efforts, to conduct its business in the ordinary course of business consistent with past practice, and (y) the Company shall not, and shall cause its Subsidiaries to not, and Blocker shall not:

(i)         take any of the actions set forth on Schedule A to the A&R LLC Agreement;

(ii)        issue, sell or grant any membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its membership interests or other equity interests, or any rights, warrants or options to purchase any of its membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its membership interests or other equity interests, any "phantom" units or rights, unit appreciation rights, performance units or other rights that are linked in any way to the price or value of any such membership interests or other equity interests;

(iii)     redeem, purchase or otherwise acquire any of its outstanding membership interests or other equity interests, or any rights, warrants or options to acquire any of its membership interests or other equity interests, except pursuant to the repurchase or forfeiture provisions in the Company LLC Agreement or any Senior Management Agreement;

(iv)      (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its membership interests or other equity interests, other than the Debt-Financed Distribution, the Closing Cash Distribution Amount, the Closing Blocker Distribution Amount, any distribution of CTI Proceeds, or any dividends or distributions by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company; (B) declare or authorize any dividend or other distribution with a record date prior to the Closing and payment date after the Closing or (C) adjust, split, combine, subdivide or reclassify any of its membership interests or other equity interests;

(v)        amend or terminate any of the Company Charter Documents, the Securityholders Agreement, the GTCR Unit Purchase Agreement, any Senior Management Agreement or the organizational documents of any Subsidiary;

(vi)       adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization or other reorganization (other than the Restructuring Transactions);

(vii)     amend any Income Tax Return or other material Tax Return (other than as required by applicable Law), make any material Income Tax election (including to change the tax classification of the Company or any of its Subsidiaries, to adopt any change in or new accounting method or taxable year) except to the extent consistent with past practice of the Company and its Subsidiaries, settle any Income Tax or other material Tax audit, examination or other proceeding (whether judicial or administrative), surrender or waive any right to a material Tax refund, credit or other material Tax asset; or

(viii)     agree in writing to take any of the foregoing actions.

(b)     During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, no Party shall, and each Party shall cause their respective Subsidiaries and Affiliates to not, take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

Section 6.2     Conduct of Blocker. Except in connection with the Transactions or the Restructuring Transactions or as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, Blocker shall not engage in any business activities (other than those typical of a holding company). Except as required by the Restructuring Transactions, during the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, Blocker and Blocker Seller shall not amend any of the Blocker Charter Documents without CABO's prior written consent.

Section 6.3     Exclusivity. The Company agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and it shall cause its Affiliates not to, directly or indirectly: (i) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or (iii) enter into any agreement, letter of intent, term sheet, memorandum of understanding or similar arrangement with respect to any Acquisition Proposal.

Section 6.4     Reasonable Best Efforts.

(a)     Subject to the terms and conditions of this Agreement, each of the Company, Splitter, Blocker, Blocker Seller and CABO shall use their respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable and (ii) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions as soon as practicable.

(b)     For purposes of this Section 6.4, the "reasonable best efforts" of a Person will not require such Person or any of such Person's Subsidiaries or Affiliates to expend any money to commence any litigation or arbitration proceeding, to waive or surrender any right, to modify any agreement (including any Contract set forth on Section 2.15 of the Disclosure Schedule), to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment or to waive or forego any right, remedy or condition hereunder; provided, that the Company and its Subsidiaries will be permitted to grant accommodations or concessions regarding any of the foregoing with the prior written consent of CABO (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.5     Public Announcements. Any press release or other public statement with respect to the execution of this Agreement or the transactions contemplated hereby shall be reasonably agreed upon by CABO and the Company, except as any party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or the listing rules of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is reasonably feasible); provided, however, that the foregoing shall not preclude (a) communications or disclosures following a Closing in connection with court filings made in any litigation between or among any of the parties or this Agreement or (b) press releases and other communications or disclosures that in the good faith judgment of the applicable party are consistent with prior press releases issued or other public communications or disclosures made in compliance with this Section 6.5; provided, further, that the Company, Splitter, Blocker and Blocker Seller and their respective Affiliates may disclose financial return and other financial performance or statistical information in connection with fundraising, marketing, informational or reporting activities to current and potential equityholders or investors that are of a nature customarily conveyed by private equity funds.

Section 6.6     Access to Information; Contact with Employees, Customers and Suppliers.

(a)     Subject to applicable Laws relating to the exchange of information and/or the access to their respective properties, facilities and/or assets in light of the COVID-19 Pandemic, from the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford to CABO and its Representatives reasonable access during normal business hours to the Company's and its Subsidiaries' properties, books, Contracts and records, and the Company shall furnish promptly to CABO such information concerning the Company's and its Subsidiaries' respective business and properties as CABO may reasonably request; provided, that CABO and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries; provided, further, that the Company and its Subsidiaries shall not be obligated to provide such access or information (i) if the Company determines, in its reasonable judgment after consultation with counsel, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, jeopardize the protection of the attorney-client privilege or expose such party to risk of liability for disclosure of sensitive or personal information, (ii) for any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as Phase II environmental investigations, or (iii) that constitute non-financial trade secrets (provided, that in each case, the parties shall reasonably cooperate in seeking an alternative means whereby CABO is provided access to such information or the contents or a reasonable redacted summary thereof). Until the Closing, the information provided shall be subject to the terms of the Confidentiality Agreement and, without limiting the generality of the foregoing, CABO shall not, and shall cause its respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions. Without limiting the generality of the foregoing, prior to the Closing, upon the request of CABO from time to time, the Company shall reasonably consult with CABO concerning the New Credit Facility contemplated in connection with the New Debt Amount.

(b)     Prior to the Closing, CABO and its Representatives may only contact and communicate with the employees, customers, service providers and suppliers of the Company and its Subsidiaries related to the Transactions after prior consultation with and written approval of the Company, such approval not to be unreasonably withheld, conditioned or delayed.

(c)     From the date hereof until the Closing, if a Party becomes aware of any material variance from its representations and warranties set forth in this Agreement (whether based upon facts or conditions first arising on or prior to the date hereof or facts or conditions first arising after the date hereof and the terms of this Agreement would have required the disclosure thereof had they arisen prior to the date hereof), such Party shall disclose such material variance in writing to the other Parties promptly following obtaining knowledge thereof. Notwithstanding anything to the contrary in this Agreement, (i) the obligations set forth in this Section 6.6(c) shall not be used as a basis for any claim, (ii) any breach of such obligations shall not be deemed a breach of this Agreement or the obligations hereunder for any purpose hereunder (including that any such breach shall not be deemed a breach for purposes of satisfaction of the conditions in Article VII) and (iii) the CABO Indemnified Persons shall have no indemnification rights (and the Company, Splitter, Blocker and Blocker Seller shall have no liability) in connection with such obligations.

(d)     If the Closing has not occurred prior to such time, within 25 days following the end of each calendar month starting with the calendar month ending November 30, 2020, the Company shall deliver to CABO an unaudited consolidated balance sheet of the Company and its Subsidiaries as of such month-end and the related statements of income and cash flows for the corresponding year-to-date period.

Section 6.7     No Control of Other Party's Business. Nothing contained in this Agreement is intended to give CABO, directly or indirectly, the right to control or direct the Company or its Subsidiaries' operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to any rights of the Company's other Unitholders, complete control and supervision over their and their Subsidiaries' respective operations.

Section 6.8     R&W Insurance Policy. None of CABO or any of its Affiliates shall bind any insurance policy related to the representations and warranties of this Agreement without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.9     Restructuring Transactions. Prior to the Closing, Splitter, Blocker, Blocker Seller and the Company shall consummate the Restructuring Transactions in accordance with Exhibit B.

Article VII

Conditions Precedent

Section 7.1     Conditions to Each Party's Obligation. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)     No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal.

Section 7.2     Conditions to Obligations of CABO. The obligation of CABO to consummate the transactions contemplated by this Agreement to occur at the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties set forth in Article II Article III, and Article IV (excluding the Fundamental Representations and clause (ii) of Section 2.7(a)), in each case disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Company Material Adverse Effect, (ii) the Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (iii) the representations and warranties of the Company set forth in clause (ii) of Section 2.7(a) shall have been true and correct in all respects as of the date of this Agreement and as of the Closing with the same effect as though made on and as of the Closing.

(b)     Performance of Obligations of the Company, Splitter, Blocker and Blocker Seller. The Company, Splitter, Blocker and Blocker Seller shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)     Officer's Certificate. The Company shall have delivered to CABO a certificate, dated as of the Closing Date, stating that the preconditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d)     Material Adverse Effect. Since the Date hereof, no Company Material Adverse Effect has occurred.

(e)     Data Room. The Company shall have delivered to CABO a USB containing the contents as of the date hereof of the online data room hosted by or on behalf of the Company at app.box.com.

If the Closing occurs, all closing conditions set forth in this Section 7.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by CABO.

Section 7.3     Conditions to Obligations of the Company, Splitter, Blocker and Blocker Seller. The respective obligations of each of the Company, Splitter, Blocker and Blocker Seller to consummate the transactions contemplated by this Agreement to occur at the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)     Representations and Warranties. The representations and warranties of CABO set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or CABO Material Adverse Effect, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a CABO Material Adverse Effect.

(b)     Performance of Obligations of CABO. CABO shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)     Officer's Certificate. CABO shall have delivered to the Company a certificate of CABO, dated as of the Closing Date, stating that the preconditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

If the Closing occurs, all closing conditions set forth in this Section 7.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

Section 7.4     Frustration of Closing Conditions. None of the Company, Splitter, Blocker, Blocker Seller or CABO may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party's failure to use its reasonable best efforts to consummate the Closing (subject to the applicable limitations herein) and the other transactions contemplated by this Agreement to occur at the Closing or due to the failure of such Party to perform any of its other obligations under this Agreement.

Article VIII
Termination

Section 8.1     Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)     by the mutual written consent of the Company and CABO;

(b)     by either of the Company or CABO:

(i)         if the Closing shall not have been consummated on or before March 31, 2021 (such date or the date to which it is extended pursuant to Section 11.10, being the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a Party if the failure of the Closing to have been consummated on or before the Outside Date was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or

(ii)        if any Restraint having the effect set forth in Section 7.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such Party to perform any of its obligations under this Agreement or if such Party shall have failed to comply with its obligations under Section 6.4;

(c)     by CABO if the Company, Splitter, Blocker or Blocker Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), respectively, and (ii) cannot be cured by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from CABO stating CABO's intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination; provided, that CABO shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; or

(d)     by the Company if CABO shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), respectively, and (ii) cannot be cured by CABO by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from the Company stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company, Blocker or Blocker Seller are then in material breach of any representation, warranty, covenant or other agreement hereunder; provided, further, that neither a breach by CABO of Section 5.5 nor the failure to deliver the Purchase Price at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company.

Section 8.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 8.2 and Article XI, all of which shall survive termination of this Agreement), and there shall be no liability on the part of CABO, the Company, Splitter, Blocker or Blocker Seller or their respective managers, directors, employees, officers or Affiliates hereunder; provided, however, that no Party shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement. For purposes of clarification, if CABO does not close the Transactions in circumstances in which all of the closing conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived, such event shall be deemed to be a willful breach by CABO of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, if an award of damages is sought against any Party for any alleged breach of this Agreement by such Party occurring prior to the Closing, any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by the claimant, which benefit of the bargain (i.e., expectancy damages) shall be recoverable by the claimant.

Article IX

INDEMNIFICATION

Section 9.1     Survival. The Surviving Representations (other than the Fundamental Representations and the representations and warranties set forth in Section 2.5(a)(ii)-(iii), Section 2.5(b) - (c) and Section 2.19) (and the right to seek indemnification under this Article IX in respect thereof) shall continue in full force and effect until the date that is twelve (12) months after the Closing Date (the "Survival End Date"). The representations and warranties set forth in Section 2.5(a)(ii)-(iii), Section 2.5(b) - (c) and Section 2.19 (and the right to seek indemnification under this Article IX in respect thereof) shall continue in full force and effect until the date that is two (2) years after the Closing Date (the "Intermediate Survival End Date"). The Fundamental Representations and the CABO Fundamental Representations (and the right to seek indemnification under this Article IX in respect thereof) shall continue in full force and effect until the earlier of (i) the three (3) year anniversary of the Closing Date and (ii) the delivery of a Call Option Notice (as defined in the A&R LLC Agreement) (the "Fundamental Survival End Date"). All other representation and warranties set forth in this Agreement shall not survive beyond the Closing, and there shall be no liability in respect thereof on the part of any party. The covenants and agreements contained in this Agreement that are to be performed at or prior to the Closing (and the right to seek indemnification under this Article IX in respect thereof) shall continue in full force and effect until the date that is six (6) months after the Closing Date the "Covenant Survival End Date"). The covenants and agreements of the parties contained in this Agreement that are required to be performed after the Closing shall continue in full force and effect in accordance with their respective terms; provided, that the right to seek indemnification for any matter under this Article IX for which a specific survival period is not set forth in this Section 9.1 (the "Special Indemnities") shall terminate on the earlier of (the "Special Survival End Date") (i) the three (3) year anniversary of the Closing Date and (ii) in the case an exercise of the Call Option (as defined in the A&R LLC Agreement), the earlier of (1) 75 days following the delivery of a Call Option Notice (as defined in the A&R LLC Agreement) and (2) the consummation of the transactions contemplated by the Call Option (as defined in the A&R LLC Agreement). The covenants and agreements contained in this Agreement that are to be performed at or prior to the Closing, the Special Indemnities, the Surviving Representations, the Fundamental Representations, the Blocker Representations, the Blocker Seller Representations and the CABO Fundamental Representations contained in this Agreement shall in each case not survive beyond the Covenant Survival End Date, the Special Survival End Date, the Survival End Date, the Intermediate Survival End Date or the Fundamental Survival End Date, as applicable, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, except in the case of any written claim for indemnification under this Article IX made with reasonable specificity prior to the Covenant Survival End Date, the Special Survival End Date, the Survival End Date, the Intermediate Survival End Date or the Fundamental Survival End Date, as applicable, and then such claim (subject to the limits set forth in this Agreement) will survive until such claim is finally resolved.

Section 9.2     Exclusive Remedy.

(a)     Notwithstanding anything herein to the contrary, CABO acknowledges and agrees that (i) from and after the Closing, the rights provided in this Article IX (but subject to the limitations set forth herein), the rights under Section 11.10 (but solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing), the rights with respect to covenants in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and the rights of CABO under the A&R LLC Agreement and the Restrictive Covenant Agreements shall constitute the sole and exclusive remedy for the CABO Indemnified Persons with respect to any and all Damages or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule, or certificate delivered hereunder, including any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement of the Company, Splitter, Blocker or Blocker Seller contained in this Agreement or in the officer's certificate delivered pursuant to Section 7.2(c) and (ii) the adjustments provided in Section 4.1(e) of the A&R LLC Agreement, as applicable, shall be the sole and exclusive recourse and remedy for any and all payments that may become owing to the CABO Indemnified Persons pursuant to this Article IX, and (B) no claim by the CABO Indemnified Persons shall otherwise be asserted against, and the CABO Indemnified Persons shall not otherwise be entitled to indemnification from, the Company, Splitter, Blocker, Blocker Seller or any of their respective Affiliates; provided, that none of the foregoing shall prejudice or limit any claim or remedy under Section 11.10 or for Fraud. In furtherance of the foregoing, CABO hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Company, Splitter, Blocker, Blocker Seller or any of their respective Affiliates arising under or based upon any federal, state or local Law with respect to the Transactions or any Damages suffered in connection with or arising from any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement of the Company, Blocker or Blocker Seller contained in this Agreement or in the officer's certificate delivered pursuant to Section 7.2(c) or otherwise in connection with the Transactions; provided, that the foregoing shall not prejudice or limit any claim or remedy under Section 11.10 or for Fraud.

Section 9.3     Indemnification.

(a)     Subject to the limitations set forth in this Article IX, from and after the Closing:

(i)        the Company shall indemnify and hold harmless, compensate and reimburse CABO and its Affiliates and their respective Representatives (the "CABO Indemnified Persons") in respect of any losses, damages, costs, charges, expenses (including reasonable attorneys', accountants' and other professionals' fees, disbursements and expenses), settlement payments, awards, judgments, Taxes, fines or obligations (collectively, "Damages") actually incurred by the CABO Indemnified Persons and arising out of or resulting from (A) any breach or inaccuracy of any of the Surviving Representations contained in this Agreement or in the officer's certificate delivered pursuant to Section 7.2(c), (B) any nonfulfillment or breach of any covenant or agreement of the Company contained in this Agreement that is to be performed at or prior to the Closing; (C) any Taxes (including the nonpayment thereof) of the Company or any of its Subsidiaries (including for this purpose any "imputed underpayment" (within the meaning of Code Section 6225) imposed on the Company), without duplication, (1) for any Pre-Closing Tax Period (including, for clarity, the portion of any Straddle Period ending on the Closing Date) or (2) of any other Person (other than a current Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States Income Tax Law) with respect to an Affiliated Group of which the Company or any of its Subsidiaries, as applicable, is or was a member prior to the Closing Date (excluding any current Affiliated Group of which a Subsidiary of the Company is a current member), as a result of successor or transferee liability arising pursuant to Laws from a transaction that occurred prior to the Closing or pursuant to a Contract entered into prior to the Closing (other than pursuant to a commercial agreement entered into with a third-party the primary purpose of which is not related to Taxes); provided, however, that no CABO Indemnified Person shall be entitled to indemnification for a non-Income Tax liability pursuant to this Section 9.3(a)(i)(C) to the extent the amount of such non-Income Tax liability (i) is accrued on the Latest Balance Sheet in the ordinary course of the Company's business or (ii) has been accrued for on the Latest Balance Sheet and is specifically and separately set forth on a schedule to reflect provisions for non-Income Taxes, which schedule will be provided by the Company and consented to by CABO (which consent is not to be unreasonably withheld, delayed or conditioned) prior to Closing (the "NIT Schedule") (for the avoidance of doubt, (1) amounts set forth on the NIT Schedule shall apply against a non-Income Tax liability only to the extent such amount is of the same type, for the same year and for the same jurisdiction as the non-Income Tax liability giving rise to the claim for Damages and (2) no amount reflected on the NIT Schedule shall be excluded from indemnity under clause (i)); (D) any claim made by CTI Towers, Inc. or CTI Towers Assets II, LLC in respect of the assets sold by the Company and its Subsidiaries as part of the CTI Transactions; (E) any claims by any current or past holder of direct or indirect equity interests of the Company or any Subsidiary in respect of any distribution of the Closing Cash Distribution Amount or the Closing Blocker Distribution Amount; and (F) the matters set forth on Schedule 9.3(a)(i)(F) of the Disclosure Schedule with respect to periods occurring prior to the Closing Date.

(ii)       Without duplication of any recovery set forth in Section 9.3(a)(i), the Company shall indemnify and hold harmless, compensate and reimburse each of the CABO Indemnified Persons in respect of any Damages actually incurred by the CABO Indemnified Persons and arising out of or resulting from (A) any breach or inaccuracy of any of the Blocker Representations or the Blocker Seller Representations contained in this Agreement or in the officer's certificate delivered pursuant to Section 7.2(c); (B) any nonfulfillment or breach of any covenant or agreement of Blocker, Blocker Seller or Splitter contained in this Agreement; or (C) any Taxes (including the nonpayment thereof) of Blocker or Splitter (including for this purpose any "imputed underpayment" (within the meaning of Code Section 6225) imposed on Splitter), without duplication, (1) for any Pre-Closing Tax Period (including, for clarity, the portion of any Straddle Period ending on the Closing Date) or (2) of any other Person (other than Blocker) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States Income Tax Law) with respect to an Affiliated Group of which Blocker or Splitter, as applicable, is or was a member prior to the Closing Date (excluding any current Affiliated Group of which a Subsidiary of Blocker is a current member), as a result of successor or transferee liability arising pursuant to Laws from a transaction that occurred prior to the Closing or pursuant to a Contract entered into prior to the Closing.

(iii)      For the sake of clarity, Damages incurred by a CABO Indemnified Person indirectly by virtue of its direct and indirect ownership of the Company or any Company Subsidiary shall be calculated for purposes of indemnification (including application of the $5,000,000 threshold set forth in Section 9.3(b), if applicable) based upon the amount of such Damage multiplied by CABO's proportionate equity ownership of the Company (held directly and indirectly through Blocker). For example, with respect indemnification under Section 9.3(a)(i)(A) arising out of a fine imposed upon the Company for non-compliance with Law that constitutes a breach of the first sentence of Section 2.9(a), the Damages of the CABO Indemnified Person would be based upon CABO's proportionate equity ownership. However, if the Damage at issue is incurred directly by the applicable CABO Indemnified Person (e.g., based upon a breach of a covenant set forth in this Agreement owed directly to CABO), then the CABO Indemnified Person's right to indemnification (including application of the $5,000,000 threshold set forth in Section 9.3(b), if applicable) shall be based upon the full amount of such Damages incurred by the CABO Indemnified Person(s).

(b)     Notwithstanding anything to the contrary contained in this Agreement, but subject in each case to Section 9.2, even if a CABO Indemnified Person would otherwise be entitled to recover Damages pursuant to this Article IX, the CABO Indemnified Persons shall not be entitled to indemnification: (i) under Section 9.3(a)(i)(A) for any individual Damages or series of related Damages arising out of substantially similar facts and circumstances unless and until the aggregate amount of all such Damages under such Section exceeds $50,000, in which case the CABO Indemnified Persons shall, subject to the other terms and provisions of this Section 9.3(b), be entitled to indemnification for the full amount of such Damages; provided, however, that this clause (i) shall not apply to any claim for indemnification arising out of any breach or inaccuracy of any of the Fundamental Representations, Blocker Seller Representations or Blocker Representations or the representations and warranties in Section 2.5(a)(ii)-(iii), Section 2.5(b)-(c), Section 2.19, Section 2.16 or Section 2.19 and such claims shall not count toward such threshold, (ii) under Section 9.3(a)(i)(A) for any Damages unless and until the aggregate amount of all such Damages under Section 9.3(a)(i)(A) exceeds $5,000,000, in which case the CABO Indemnified Persons shall be entitled to indemnification only to the extent the aggregate amount of all such Damages exceeds such amount; provided, however, that this clause (ii) shall not apply to any claim for indemnification arising out of any breach or inaccuracy of any of the Fundamental Representations, Blocker Representations or Blocker Seller Representations or the representations set forth in Section 2.5(a)(ii)-(iii), Section 2.5(b)-(c), Section 2.16 or Section 2.19 and such claims shall not count toward such threshold, (iii) indemnification under Section 9.3(a) for Damages in an aggregate amount exceeding $50,000,000 (the "Indemnity Cap"); or (iv) indemnification under Section 9.3(a) for Damages attributable to Taxes of Blocker, the Company or any of the Company's Subsidiaries (A) for any taxable period (or portion thereof) that is not a Pre-Closing Tax Period except to the extent such Taxes are attributable to a breach of representations and warranties contained in Section 2.10(a)(ix), Section 2.10(d), Section 2.10(f), Section 2.10(g), Section 3.6(a)(x) or Section 3.6(c); or (B) related to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis, Tax attribute or other Tax asset (in each case) for a taxable period or portion thereof beginning after the Closing Date.

(c)     Subject to the limitations set forth in this Article IX, from and after the Closing, CABO shall indemnify and hold harmless, compensate and reimburse the Company, Splitter, Blocker and Blocker Seller and each of their Affiliates and their respective Representatives (the "Company Indemnified Persons") in respect of Damages actually incurred by the Company Indemnified Persons and arising out of or resulting from (i) any breach or inaccuracy of any of the CABO Fundamental Representations or (ii) any nonfulfillment or breach of any covenant or agreement of CABO contained in this Agreement that is to be performed prior to the Closing. In the event that any Company Indemnified Person is entitled to Damages under this Article IX as finally determined in accordance with Section 9.5, all such Damages (subject to the limitations set forth in this Article IX) shall be satisfied solely and exclusively by pursuant to Section 4.1(e) of the A&R LLC Agreement. CABO shall not be required to make any payment to the Company or any Company Indemnified Person in respect of such Damages and under no circumstances shall CABO or any of its Affiliates be required to make any payment or investment in the Company or any other Person or otherwise be liable for such Damages.

(d)     Notwithstanding anything to the contrary contained in this Agreement, even if a Company Indemnified Person would otherwise be entitled to recover Damages pursuant to this Article IX, the Company Indemnified Persons shall not be entitled to indemnification under Section 9.3(c) for Damages in an aggregate amount exceeding the Indemnity Cap.

Section 9.4     Indemnification Procedures.

(a)     Any Indemnified Person seeking indemnification or reimbursement pursuant to this Article IX shall promptly provide to the Company (if such Person is a CABO Indemnified Person) or to CABO (if such Person is a Company Indemnified Person) (i) a written notice of any claims that it may have pursuant to this Article IX (a "Claim Notice") and (ii) in the event that there be asserted against any Indemnified Person any written claim or demand by a third-party for which such Indemnified Person may be entitled to indemnification pursuant to this Article IX (a "Third-Party Claim"), a Claim Notice with respect thereto within fifteen (15) days following such Indemnified Person's receipt of such claim (and no fewer than ten (10) days prior to a scheduled appearance date in a litigated matter); provided, however, that any failure by such Indemnified Person to give such notice will not relieve any indemnification obligations hereunder unless and only to the extent the Company or CABO, as applicable, is materially prejudiced by such failure. Each Claim Notice shall contain the amount or a good faith estimate of the potential Damages (the "Damage Estimate") against which such Indemnified Person seeks indemnification, to the extent then reasonably ascertainable, and a statement that such Indemnified Person is entitled to indemnification pursuant to this Article IX with respect to such potential Damages and a reasonable explanation of the basis therefor. If the applicable Indemnifying Party Representative does not notify the Indemnified Person within thirty (30) calendar days following its receipt of a Claim Notice (other than a Third-Party Claim Notice) that the Indemnifying Party Representative disputes such claim or lacks information to evaluate such claim, such claim shall be conclusively deemed a liability for which the Indemnified Person is entitled to indemnification under Section 9.3 and the amount of such claim shall be payable to the Indemnified Person, when and as set forth in Section 9.3 and Section 4.1(e) of the A&R LLC Agreement, solely with respect to Damages actually suffered or incurred prior to delivery of the Claim Notice (including the amounts of such Damages) in the Claim Notice (for the avoidance of doubt, disregarding any Damage Estimates or unknown amounts of Damages in the Claim Notice), but without prejudice to any other Damages that may be incurred by the Indemnified Person.

(b)     CABO, the Company, any CABO Indemnified Persons and any Company Indemnified Persons shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other's relevant business records and other documents. CABO and the Company shall keep each other reasonably informed with respect to the status of such Third-Party Claim as either may request from time to time. CABO shall not have the right to assume or participate in the defense of any Third- Party Claim.

(c)     Any action to be taken under this Article IX by any Indemnified Person may be taken by such Person's Indemnifying Party Representative on its behalf. The applicable Indemnifying Party Representative shall have the right to enforce this Article IX on behalf of any CABO Indemnified Person or Company Indemnified Person, as applicable.

(d)     Notwithstanding the foregoing, this Section 9.4 shall not apply to any claims related to Taxes or Tax Returns (in each case) of a CABO Indemnified Person.

Section 9.5     Final Resolution. A Claim Notice, any amounts claimed therein and any other matters set forth therein shall be deemed to be "finally resolved" for purposes of this Article IX when (i) such Claim Notice, amounts and matters have been resolved by a written agreement executed by CABO and the Company or (ii) such Claim Notice, amounts and matters have been resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such matter in dispute, or portion thereof.

Section 9.6     Calculation of Damages.

(a)     The amount of any Damages for which indemnification is provided under this Article IX shall be calculated net of (i) any net Tax Benefit directly and actually recognized by the Indemnified Person (including, but only to the extent the Damages claimed relate to an indirect loss or harm suffered by the Indemnified Person as a result of an ownership interest in Blocker, CABO's share of any Tax Benefit realized by Blocker) on account of such Damages in the taxable year in which the Damages arises and (ii) any amounts recovered by the Indemnified Person under any insurance policies and any amounts recovered pursuant to any indemnification right, claim, recovery, settlement, reimbursement arrangement, contract or payment by or against a third party (including any acquisition agreements of the Company and its Subsidiaries) (collectively, "Alternative Arrangements"), in each case relating to such Damages, net of the costs, expenses or Taxes incurred in seeking such collection. If an indemnification obligation has been satisfied in favor of an Indemnified Person pursuant to Section 9.3 and such Indemnified Person later recognizes Tax Benefits described in clause (i) above (including, but only to the extent the Damages claimed relate to an indirect loss or harm suffered by the Indemnified Person as a result of an ownership interest in Blocker, CABO's share of any Tax Benefit realized by Blocker) in respect of the related Damages that were not previously accounted for with respect to such indemnification when satisfied, such Indemnified Person shall promptly notify the Indemnifying Party Representative and, no later than ten (10) Business Days after delivery of such notice by the Indemnified Person, pay to the Indemnifying Party Representative (or the accounts designated by such Indemnifying Party Representative) an amount equal to the lesser of (A) any such Tax Benefits not previously accounted for and (B) the actual amount of the indemnification benefit previously received with respect to such Damages. The Indemnified Persons shall use commercially reasonable efforts to seek recovery under Alternative Arrangements covering any Damage to the same extent as they would if such Damage were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Persons with respect to any Damage for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to CABO or the Company, as applicable. Notwithstanding anything to the contrary in this Article IX, the parties agree that no amount shall be due under this Article IX to the extent that it duplicates another amount already paid or accounted for under this Article IX.

(b)     Notwithstanding anything to the contrary in this Article IX, no Indemnified Person shall be entitled to indemnification under this Article IX for any punitive damages, except to the extent awarded to a third party by a court of competent jurisdiction in connection with a Third-Party Claim. For purposes of this Article IX, each Surviving Representation (other than with respect to Section 2.6(a), clause (ii) of Section 2.7(a), Section 2.7(b), Section 2.15(b), the use of the defined term "Material Contract(s)" and in any instances in which materiality or Company Material Adverse Effect qualify any lists of Contracts, Company Plans, Company Permits or other items to be set forth on the Disclosure Schedule (but, for the avoidance of doubt, not including instances in which materiality or Company Material Adverse Effect qualify any representations or warranties as to the delivery of copies of Contracts, Company Plans, Company Permits or other items, other than Section 2.15(b)) shall be read without regard and without giving effect to any qualifier as to materiality, "Company Material Adverse Effect" or similar qualification of similar import using a derivative of the word "material" contained in such representation (as if such qualification were deleted from such representation), both for purposes of determining the existence of any inaccuracy in or breach of such representation, as well as the amount of any Damages.

(c)     No CABO Indemnified Person or Company Indemnified Person shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Damage or related group of Damages.

(d)     Notwithstanding anything to the contrary contained in this Agreement, no CABO Indemnified Person shall have any right to indemnification hereunder with respect to any Damage or alleged Damage to the extent such Damage or alleged Damage is included in the calculation of Transaction Expenses.

Section 9.7     Mitigation. Each Person entitled to indemnification hereunder shall take reasonable steps to mitigate such Person's Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith. CABO shall use its reasonable best efforts to cause each other CABO Indemnified Person to comply with this Section 9.7 and the Company, Splitter, Blocker and Blocker Seller shall use their reasonable best efforts to cause each other Company Indemnified Person to comply with this Section 9.7. The Company and its Subsidiaries shall use commercially reasonable efforts to seek recovery under any Recent Acquisition Agreement that may be available to mitigate any Damages.

Section 9.8     Tax Treatment. The parties agree that any indemnification made under this Article IX shall be treated as an adjustment to the consideration deemed to be paid by CABO to the Pre-Closing Unitholders and Blocker Seller for Tax purposes and, except to the extent required by applicable Law, not to take any position inconsistent with such treatment on any Tax Return.

Article X

Certain Tax Matters

Section 10.1     Purchase Price Allocation. Within ninety (90) days after the Closing, the Company shall prepare or cause to be prepared a schedule allocating the Purchase Price, less the Blocker Purchase Price, (and any liabilities or other amounts treated as consideration paid by CABO to the Pre-Closing Unitholders for U.S. federal income Tax purposes) among the assets of the Company and any Subsidiaries (as applicable for U.S. federal income tax purposes) (collectively, the "Purchase Price Allocation Schedule"). The Company shall (i) prepare the Purchase Price Allocation Schedule in a manner consistent with the allocation principles and methodologies set forth on Section 10.1 of the Disclosure Schedule and (ii) provide a copy of its draft of the Purchase Price Allocation Schedule to CABO for its review and comment within such 60-day period referenced above. CABO shall have thirty (30) days from the date that the draft Purchase Price Allocation Schedule is delivered to CABO by the Company to review and comment on such draft Purchase Price Allocation Schedule. If CABO has any comments or disputes in respect of the draft Purchase Price Allocation Schedule as prepared by the Company, CABO shall provide a written notice to the Company setting forth any such comments or disputes (the "PPA Dispute Notice") prior to the expiration of CABO's 30-day review period noted above. The Company and CABO shall negotiate in good faith to resolve any comments or disputes raised by CABO in the PPA Dispute Notice. If, however, any comments or disputes are not resolved within fifteen (15) days following CABO's delivery of the PPA Dispute Notice to the Company, unless separately agreed to in writing by CABO and the Company, any such unresolved matters shall be submitted, at the cost of the Company, for resolution to Deloitte (or, if such firm shall decline or be unable to act, then to another independent valuation or accounting firm of national reputation mutually acceptable to CABO and the Company) (the "Accounting Firm"), which shall, as soon as practicable after such submission, determine and report to the CABO and the Company its resolution of the such unresolved matters submitted to it for its resolution, provided that, notwithstanding anything to the contrary herein, the Accounting Firm shall, in making its determinations, be bound by the principles and methodologies set forth on Section 10.1 of the Disclosure Schedule and any Tax treatments or agreements specifically agreed to and set forth in this Agreement (including Section 10.7). The Company shall prepare or cause to be prepared adjustments to the Purchase Price Allocation Schedule (as finally determined in accordance with the foregoing provisions) as necessary to account for any payment made after the Closing treated as an adjustment to the purchase price pursuant to this Agreement, provided that such adjustments shall be subject to the same review and dispute provisions set forth in this Section 10.1 as if it were the Purchase Price Allocation Schedule. The Parties shall (and shall cause their Affiliates to) file all Tax Returns in a manner consistent with the Purchase Price Allocation Schedule (as finally determined in accordance with the foregoing provisions), except as otherwise required pursuant to a "determination" (as defined in Section 1313(a) of the Code) by a Governmental Authority.

Section 10.2     Transfer Taxes. The Company shall pay and be responsible for, and shall indemnify and hold harmless the CABO Indemnified Persons, Blocker, Blocker Seller, and the Unitholders from and against, all transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax and other similar Taxes with respect to the Transactions (other than the Restructuring Transactions) (collectively, "Transfer Taxes"), including any penalties, interest or other additions with respect to Transfer Taxes. CABO, Blocker Seller, Blocker, Unitholders and the Company shall reasonably cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall reasonably cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith(provided that CABO shall not be obligated to so cooperate if such cooperation, in CABO's good faith determination, could result in any current or anticipated material out-of-pocket cost).

Section 10.3     Cooperation and Covenant.

(a)     Following the Closing, CABO and the Company shall reasonably cooperate with and make available to the other Parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary in connection with the preparation and filing of any Tax Returns and any Tax inquiry, audit, investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose.

(b)     Notwithstanding anything to the contrary herein, the Company shall file (or cause to be filed) an election under Section 754 of the Code (and any similar elections under state or local Law) with respect to the Company for the taxable period that includes the Closing Date, and neither Blocker nor Splitter shall (or shall permit any Person to) cause Splitter to be taxable as a corporation for Income Tax purposes unless CABO expressly and separately consents to such change in advance in writing.

Section 10.4     Tax Refunds. After the Closing Date, Blocker Seller shall be entitled to all Tax refunds (and Overpayment Credits) with respect to Blocker received by Blocker (in each case) for Tax paid at or prior to the Closing for any Pre-Closing Tax Period, provided that (i) any and all amounts payable to Blocker Seller pursuant to this Section 10.4 shall be net of any reasonable out-of-pocket costs or expenses incurred by Blocker (or any of its Subsidiaries) in respect of the receipt or credit of the applicable refund or Overpayment Credit and (ii) Blocker Seller shall not have the right to receive any refund or Overpayment Credit (or the benefit thereof) under this Section 10.4 for any Pre-Closing Tax Period to the extent (y) it relates to or raises from the carryback of any Tax asset or attribute from a taxable period (or portion hereof) beginning after the Closing Date to a Pre-Closing Tax Period or (z) the refund or Overpayment Credit was included (or otherwise taken into account) in the determination of (or any component of) the Blocker Purchase Price or the Blocker Purchase Price Portion

Section 10.5     Closing of the Books. The Parties will employ (and otherwise will cause the Company to employ) the closing of the books method and hereby consent to, and agree that CABO's distributive share of the Company's income, gain, loss, and deduction for the taxable period of the Company that includes the Closing shall be determined for U.S. federal and applicable state and local tax purposes based on the "closing of the books" method as described in Section 706(d)(1) of the Code and Treasury Regulations Section 1.706-1(c) (and corresponding provisions of state or local Tax Law where applicable) as of the end of the Closing Date. For purposes of clarity, taking into account the intended tax treatment of the Transactions as set forth in Section 10.7, the allocations of the respective distributive shares of the Company's items as and between CABO and the Pre-Closing Unitholders with respect to any interests in the Company deemed transferred by such Pre-Closing Unitholders to CABO shall be determined pursuant to the "closing of the books" method referenced above in this Section 10.5.

Section 10.6     Straddle Period Taxes. In the case of (A) any Taxes that are imposed on or with respect to income, gains, receipts, escheatment, payroll sales or payments and are payable for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date (and solely for this purpose, the taxable period of any partnership or other pass-through entity in which the Company or the Company's Subsidiaries holds a beneficial interest will be deemed to terminate as of the end of the day on the Closing Date), and (B) any other Taxes for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 10.7     Intended Tax Treatment. The Parties and the Unitholders agree that the transactions under this Agreement are intended to be treated for U.S. federal income tax purposes as follows (and in the following order): (i) the Company borrowing under the New Credit Facility, (ii) a cash distribution by the Company pursuant to Section 1.5(a) of the New Debt Amount to the Pre-Closing Unitholders that is intended, to the extent supported by a "more likely than not" reporting basis, to be treated as a distribution under Section 731 of the Code that occurs immediately after the Restructuring Transactions and prior to the Closing and that is not treated as a sale under Section 707 of the Code (or the Treasury Regulations promulgated thereunder), (iii) following such Debt-Financed Distribution and at the Closing, the purchase of the Company Class B Units by CABO together with the distribution of the proceeds (for the avoidance of doubt, other than the New Debt Amount) of such purchase to the Pre-Closing Unitholders (other than Splitter and Blocker) as an acquisition of partnership interests in the Company by CABO from such Pre-Closing Unitholders, subject to Section 741 of the Code and (iv) for such purposes and intended treatment, that no less than an amount equal to the full amount of the CABO Class B Units Purchase Price shall be treated as cash consideration paid by CABO to the Pre-Closing Unitholders in such acquisition of partnership interests (provided that the foregoing is not intended to limit the amount of total consideration deemed paid by CABO or received by such Pre-Closing Unitholders for such partnership interests (including by operation of Code Section 752(d)). The Company shall, for purposes of Section 752 of the Code and the Regulations thereunder and to the extent supported by a "more likely than not" reporting basis, allocate the Company's liabilities for purposes of the Debt-Financed Distribution, using any reasonable allocation method available to the Company, in a manner designed to keep Blocker from recognizing any gain pursuant to Code Section 731(a) as a result of the transactions contemplated by this Agreement, including in connection with the incurrence of the incremental term loan borrowings under the New Credit Facility and the Debt-Financed Distribution, provided that the foregoing shall be subject to any reduction in the share of liabilities as a result of CABO's acquisition of the CABO Class B Units (including for purposes of Treasury regulations section 1.707-5). The Parties hereto and the Unitholders shall, for all Tax purposes, report the transactions contemplated by this Agreement in a manner consistent with this Section 10.7 and not take any position on any Tax Return, during the course of any audit or other action inconsistent with this Section 10.7, except as otherwise required pursuant to a final "determination" (as defined in Section 1313(a) of the Code) by a Governmental Authority.

Article XI
Miscellaneous

Section 11.1     Acknowledgement by CABO. CABO acknowledges and agrees that: (a) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Blocker, the Company and its Subsidiaries, (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, (c) the Blocker Representations constitute the sole and exclusive representations and warranties of Blocker in connection with the Transactions, (d) the Blocker Seller Representations constitute the sole and exclusive representations and warranties of Blocker Seller in connection with the Transactions, (e) except for the Company Representations, the Blocker Representation and the Blocker Seller Representations, none of the Company, Splitter, Blocker, Blocker Seller or any other Person makes, or has made, any other express or implied representation or warranty with respect to Blocker, the Company or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of Blocker, the Company and its Subsidiaries, or the quality, quantity or condition of Blocker's, the Company's or its Subsidiaries' assets) are specifically disclaimed by Splitter, Blocker, Blocker Seller, the Company and its Subsidiaries and all other Persons (including the Representatives of Splitter, Blocker, Blocker Seller, the Company or its Subsidiaries and their respective Affiliates and their respective Representatives) and (f) such disavowal and disclaimer is agreed by CABO and CABO agrees that it and its Affiliates are not relying on any representations and warranties in connection with the Transactions except for the Company Representations, the Blocker Representations and the Blocker Seller Representations. In connection with CABO's investigation of the Company and its Subsidiaries, CABO has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. CABO acknowledges and agrees that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that CABO is familiar with such uncertainties and that CABO is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such projections and forecasts. Without limiting the foregoing provisions of this paragraph, CABO hereby acknowledges that, other than the express representations and warranties set forth in this Agreement or in the officer's certificate delivered pursuant to Section 7.2(c), none of Splitter, Blocker, Blocker Seller, the Company or its Subsidiaries or any of their respective current or former Affiliates or Representatives is making any representation or warranty with respect to such projections and other forecasts and plans, including the reasonableness of the assumptions underlying such projections and forecasts, and that CABO has not relied on any such projections or other forecasts or plans. CABO further agrees that from and after the Closing (i) none of Splitter, Blocker, Blocker Seller, the Company, its Subsidiaries or any other Person shall have or be subject to any liability to CABO, Blocker, the Company or any other Person resulting from the distribution to CABO of, or CABO's use of, any such projections or forecasts or any other information, document or material provided to or made available to CABO or its Affiliates or Representatives in certain "data rooms," management presentations or in any other form in expectation of the Transactions and (ii) CABO has not relied on any such information, document or material; provided, that for the avoidance of doubt, the foregoing shall not limit CABO's rights (m) under Article IX for breach by the Company of the Surviving Representations, (n) under Section 11.10 or (o) with respect to any claim or remedy for Fraud. Except as otherwise provided in this Agreement, effective upon the Closing, CABO waives, on its own behalf and on behalf of its respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Splitter, Blocker, Blocker Seller, the Company, its Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of Blocker, the Company and its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Schedule or the Transactions, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise; provided, that the foregoing shall not prejudice or limit any claim or remedy for Fraud. The Company shall have the right to enforce this Section 11.1 on behalf of any Person that would be benefitted or protected by this Section 11.1 if they were a party hereto.

Section 11.2     Certain Consents. Certain consents to the Transactions may be required from Governmental Authorities or parties to Contracts to which the Company or one of its Subsidiaries is a party (including the agreements set forth on Section 2.15 of the Disclosure Schedule). From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, CABO and the Company shall reasonably cooperate and use their reasonable best efforts to give all such third-party notices and obtain all such third-party consents as soon as practicable. Notwithstanding anything to the contrary in this Agreement, (i) the obligations set forth in this Section 11.2 shall not be used as a basis for any claim, (ii) any breach of such obligations shall not be deemed a breach of this Agreement or the obligations hereunder for any purpose hereunder (including that any such breach shall not be deemed a breach for purposes of satisfaction of the conditions in Article VII) and (iii) the CABO Indemnified Persons shall have no indemnification rights (and the Company, Splitter, Blocker and Blocker Seller shall have no liability) in connection with such obligations.

Section 11.3     Fees and Expenses. Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the Party incurring or required to incur such fees or expenses.

Section 11.4     Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of CABO, the Company and Blocker Seller by their duly authorized officers; provided, that such amendment or supplement is promptly delivered to the other Parties.

Section 11.5     Waiver. At any time prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party's conditions. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 11.6     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided that following the Closing, each Party may assign its rights, interests and obligations hereunder to its Affiliates and CABO may collaterally assign its rights under this Agreement to any Person that provides financing to CABO, but any such assignment shall not relieve such Party of its obligations or liabilities hereunder, and following the Closing CABO may assign this Agreement and its rights and obligations hereunder in connection with a merger or consolidation involving CABO or in connection with a sale of equity of or all or substantially all of the assets of CABO, but any such assignment shall not relieve CABO of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.6 shall be null and void.

Section 11.7     Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic communication, facsimile or otherwise) to the other Parties.

Section 11.8     Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Disclosure Schedule, Exhibits and Annexes hereto, together with the other instruments referred to herein, including the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings (including all prior representations and warranties), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company's Affiliates and Representatives under Section 11.1, (ii) the rights of the Non-Recourse Parties under Section 11.16 and (iv) as otherwise expressly provided herein, is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Concurrent with the Closing, the Confidentiality Agreement shall terminate (notwithstanding anything to the contrary therein).

Section 11.9     Governing Law; Jurisdiction.

(a)     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)     (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) no Party shall attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)     Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 11.9 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article XI. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

Section 11.10     Specific Enforcement. Immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, subject to Section 11.1, if for any reason CABO, the Company, Splitter, Blocker or Blocker Seller shall have failed to perform their respective obligations under this Agreement or otherwise breached this Agreement (excluding, for the avoidance of doubt, if the Closing has occurred, any failure to perform or breach for which the Parties have no liability under this Agreement pursuant to Section 11.1), then the Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. Prior to the Closing, to the extent any Party brings any action, claim, complaint or other proceeding, in each case, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

Section 11.11     WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.12     Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address set forth below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

If to CABO, to:

Cable One, Inc.

210 East Earll Drive

Phoenix, Arizona

Attention:     Steven Cochran; Peter N. Witty

Email: Steven.Cochran@cableone.biz; Peter.Witty@cableone.biz with a copy (which shall not constitute notice) to:

Locke Lord LLP

2800 Financial Plaza

Providence, Rhode Island 02903

Attention:     Peter J. Barrett; Robert E. Baute, Jr.
Email: Peter.Barrett@lockelord.com; Robert.Baute@lockelord.com

If to the Company, Splitter, Blocker or Blocker Seller, to:

Mega Broadband Investments Holdings LLC

c/o GTCR LLC

300 North LaSalle

Chicago, Illinois 60654

Attention:	Philip Canfield Mark Anderson Stephen Jeschke
Email:	pcanfield@gtcr.com mark.anderson@gtcr.com stephen.jeschke@gtcr.com with a copy (which shall not constitute notice) to:

GTCR LLC 300 North LaSalle Chicago, Illinois 60654
Attention:	Philip Canfield
Mark Anderson Stephen Jeschke
Email:	pcanfield@gtcr.com mark.anderson@gtcr.com stephen.jeschke@gtcr.com

and

Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654
Attention:	Mark A. Fennell, P.C.
Christopher M. Thomas, P.C.
Email:	mark.fennell@kirkland.com christopher.thomas@kirkland.com

Section 11.13     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 11.14     Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

"A&R LLC Agreement" shall have the meaning set forth in the Recitals.

"Accounting Firm" has the meaning set forth in Section 10.1.

"Acquisition Proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Blocker or the Company or any of its Subsidiaries, any acquisition of any of the assets of Blocker or a material portion of the assets of the Company and its Subsidiaries, taken as a whole, or any of the Company Units or equity securities of Blocker or any Subsidiary of the Company, other than the Transactions and other than (x) issuances of Company Units to officers, managers, directors or employees in the ordinary course of business or (y) in connection with the Restructuring Transactions.

"Active Customers" means a unique individual or business subscriber at a certain address who is currently receiving and paying for (or is required to pay for) the applicable service from a System, as determined in accordance with the Company's and its Subsidiaries' historical practice. For the avoidance of doubt, (i) if an individual or business subscriber has multiple addresses at which such subscriber is an Active Customer or has multiple towers at which such subscriber subscribes to High Speed Internet Services, such individual or business shall count as multiple "Active Customers" (as a separate and additional Active Customer at each such address) and (ii) if an individual or business subscriber subscribes for multiple services, such individual or business subscriber shall count as multiple "Active Customers."

"Adjusted Equity Value Amount" means an amount equal to the result of (i) the Base Equity Value Amount, minus (ii) the New Debt Amount, plus (iii) the Transaction Expenses.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, that except for purposes of Section 2.16, Section 2.19, Section 8.2, Section 11.16 and the definition of "Non-Recourse Party", in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any other portfolio company of any investment fund affiliated with GTCR LLC, nor shall any other portfolio company of any investment fund affiliated with GTCR LLC be considered to be an Affiliate of the Company or any of its Subsidiaries.

"Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

"Agreement" shall have the meaning set forth in the preamble.

"Alternative Arrangements" shall have the meaning set forth in the Section 9.6(a).

"Bankruptcy and Equity Exception" has the meaning set forth in Section 2.2(a).

"Base Equity Value Amount" means $1,365,986,200; provided, that if the Closing occurs on or after December 31, 2020, the Base Equity Value Amount will mean $1,367,340,875.

"Basic Video Services" means the lowest most widely penetrated tier of cable television programming sold to customers as a package (i.e., the tier to which all video customers are required to subscribe), including broadcast and satellite service programming, for which a customer pays a fixed monthly fee, but not including Pay TV or Expanded Video Services.

"Blocker" shall have the meaning set forth in the preamble.

"Blocker Class A Units" shall have the meaning set forth in the Recitals.

"Blocker Class B Units" shall have the meaning set forth in the Recitals.

"Blocker Charter Documents" shall mean the certificate of incorporation and by-laws of Blocker.

"Blocker LLC" shall have the meaning set forth in the Recitals.

"Blocker LLC Agreement" shall have the meaning set forth in the Recitals.

"Blocker Purchase Price" means an amount equal to the aggregate value of the Class B Units (as defined in the A&R LLC Agreement) held directly by the Blocker as of immediately following the Restructuring Transactions and prior to the Closing as implied by the transactions contemplated by this Agreement and reasonably determined by the Company.

"Blocker Purchase Price Portion" means (i) the Blocker Purchase Price, divided by (ii) the Purchase Price.

"Blocker Representations" means the representations and warranties of Blocker set forth in Article III, as modified by the Disclosure Schedule. For the avoidance of doubt, the Blocker Representations are solely made by Blocker.

"Blocker Seller" shall have the meaning set forth in the preamble.

"Blocker Seller Representations" means the representations and warranties of Blocker Seller set forth in Article IV, as modified by the Disclosure Schedule. For the avoidance of doubt, the Blocker Seller Representations are solely made by Blocker Seller.

"Business Day" means a day except a Saturday, a Sunday or other day on which the banks in New York, New York are authorized or required by Law to be closed.

"CABO" shall have the meaning set forth in the preamble.

"CABO Class B Units" means a number of Class B Units equal to the CABO Class B Units Purchase Price, divided by the Per Unit Adjusted Equity Value Amount.

"CABO Class B Units Purchase Price" means the Purchase Price, minus the Blocker Purchase Price.

"CABO Fundamental Representations" means each of the representations and warranties expressly and specifically set forth in Section 5.1, Section 5.2(a) and Section 5.4, in each case as modified by the Disclosure Schedule.

"CABO Indemnified Persons" shall have the meaning set forth in the Section 9.3(a).

"CABO Material Adverse Effect" means any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by CABO of the Transactions.

"CABO RCA" shall have the meaning set forth in the Recitals.

"CARES" has the meaning set forth in Section 2.10(f).

"Claim Notice" shall have the meaning set forth in the Section 9.4(a).

"Class B Units" means Class B Units (as defined in the A&R LLC Agreement) of the Company.

"Class C Units" means Class C Units (as defined in the A&R LLC Agreement) of the Company.

"Closing" shall have the meaning set forth in Section 1.2.

"Closing Blocker Distribution Amount" means an amount equal to (A) the Blocker Purchase Price Portion, multiplied by (B) (i) the Purchase Price, minus (ii) the Transaction Expenses.

"Closing Cash Distribution Amount" means an amount equal to (A) the Company Purchase Price Portion, multiplied by (B) (i) the Purchase Price, minus (ii) the Transaction Expenses.

"Closing Date" shall have the meaning set forth in Section 1.2.

"Closing Statement" shall have the meaning set forth in Section 1.4.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commercial HSI Subscribers" means the total number of active commercial customers billed by individual unit for any High Speed Internet Service or Fixed Wireless Internet Service.

"Commercial Video Subscribers" means the accounts not billed by individual unit that subscribe to at least Basic Video Service. Each "Commercial Video Subscriber" is reported as an equivalent billing unit ("EBU"). The calculation of each EBU equals the quotient of (i) the total monthly billings to such customers for Basic Video Service and Expanded Video Services, divided by (ii) the published standard residential rates for Basic Video Services and Expanded Video Services billed to residential Basic Video Service and Expanded Video Service customers.

"Commercial Voice Subscribers" means the total number of active commercial customers billed by individual unit for any Voice Service.

"Communications Laws" means (a) the federal Communications Act of 1934, as amended, and the rules, regulations, published orders and published and promulgated policy statements of the FCC, and (b) applicable state and local communications statutes, applicable laws, rules, and published policies of a state public utility commission, local franchising authority, or similar state or local Governmental Authority with authority to regulate the Company, the Systems, or the provision of cable television service, video service, Basic Video Services, Digital Services, Wireless Internet Services, Fixed Wireless Internet Services, High Speed Internet Services, data center services, Hosted Voice Services, broadband services, Voice Services, or VoIP Services, each as may be amended from time to time.

"Company" shall have the meaning set forth in the preamble.

"Company Charter Documents" means the Company's certificate of formation and the Company LLC Agreement.

"Company Indemnified Persons" shall have the meaning set forth in the Section 9.3(c).

"Company LLC Agreement" means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 1, 2019, as amended and in effect on the date of this Agreement.

"Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that, alone or in combination, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, properties or results of operations of the Company, its Subsidiaries and Blocker taken as a whole or (b) would reasonably be expected to prevent the consummation by the Company, Blocker or Blocker Holdings of the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the Transactions, including any employee attrition and any impact on revenues or relationships with suppliers, customers or any other Persons having business dealings with the Company or any of its Subsidiaries; (ii) conditions affecting the industry in which the Company and its Subsidiaries participate, general political or social conditions (including the 2020 elections in the United States), the economy as a whole or the financial and capital markets in general (including currency fluctuations and interest rates) or the markets in which the Company and its Subsidiaries operate; (iii) the taking of any action required by this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (v) actions required to be taken under applicable Laws (including any directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, "sheltering-in-place," curfews or other restrictions that relate to, or arise out of a disease, outbreak, epidemic or pandemic (including the COVID-19 Pandemic) or any worsening of such conditions threatened or existing as of the date hereof); (vi) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vii) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (viii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; (ix) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (x) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, disease outbreak, epidemic, pandemic (including the COVID-19 Pandemic), weather condition, explosion or fire or other force majeure event or act of God; or (xi) the taking of any action at the written request of, or consented to in an advance in writing by, CABO and/or its Affiliates; provided, that, in the case of clauses (ii), (iv), (v), (vi), (viii), (ix) and (x) above, if such change, effect, event, occurrence, state of facts or development materially and disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate effect of such change, effect, event, occurrence, state of facts or development shall be taken into account in determining whether a Company Material Adverse Effect has or shall occur.

"Company-Owned IP" has the meaning set forth in Section 2.13(b).

"Company Plan" means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other employee benefit plan, program or arrangement, including equity or equity-based plan, change in control, transaction, retention, bonus, commission, or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, severance compensation plan or employment agreement, (i) providing for benefits, compensation, welfare, health, medical, dental, vision, disability, life insurance, accidental death and dismemberment, cafeteria, flexible spending account, health spending account, health reimbursement arrangement, paid time off, tuition reimbursement or scholarship, loan, gross-up, or fringe benefit (ii) that the Company or any of its Subsidiaries sponsors, maintains, contributes to, or has any obligation to contribute to or (iii) with respect to which the Company or any of its Subsidiaries has any liability (including on behalf of an ERISA Affiliate).

"Company Permits" has the meaning set forth in Section 2.9(a).

"Company Purchase Price Portion" means (i) the CABO Class B Units Purchase Price, divided by (ii) the Purchase Price.

"Company RCA" shall have the meaning set forth in the Recitals.

"Company Registered IP" has the meaning set forth in Section 2.13(a).

"Company Representations" means the representations and warranties of the Company set forth in Article II, as modified by the Disclosure Schedule, or in the officer's certificate delivered pursuant to Section 7.2(c). For the avoidance of doubt, the Company Representations are solely made by the Company.

"Company Units" has the meaning set forth in Section 2.5(a).

"Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of July 22, 2020, by and between the Company and CABO, as amended from time to time.

"Contract" means any debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, obligation, commitment, contract or other agreement, whether written or oral, including any amendments, waivers or other changes thereto.

"controlled group" has the meaning set forth in Section 2.11(k).

"COVID-19 Pandemic" means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

"CTI Proceeds" has the meaning set forth in Section 1.6.

"CTI Transactions" has the meaning set forth in Section 1.6.

"Customer Data" means non-public data collected by or on behalf of the Company or any of its Subsidiaries pertaining to, the customers of the Company or any of its Subsidiaries.

"Damage Estimate" shall have the meaning set forth in the Section 9.4(a).

"Damages" shall have the meaning set forth in the Section 9.3(a).

"Debt-Financed Distribution" shall have the meaning set forth in Section 1.5(a).

"Delaware Act" means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

"Digital Services" means an optional tier of digital video services offered by the Systems to their customers.

"Disclosure Schedule" has the meaning set forth in Article II.

"Employment Matters" has the meaning set forth in Section 2.17(b).

"Environmental Laws" means all applicable Laws relating to pollution or to the protection of the environment, human health and safety (as it relates to exposure to hazardous or toxic materials) or endangered or threatened species or biota, including Laws relating to exposure to, or Releases or threatened Releases of, Hazardous Materials and including Laws relating to environmental reporting and disclosure, such as the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"FAA" means the Federal Aviation Administration.

"FCC" means the Federal Communications Commission.

"Financial Statements" has the meaning set forth in Section 2.6(a).

"Fixed Wireless Internet Services" means internet access services offered by a System to customers through a fixed wireless access point.

"Franchise" means each franchise (as such term is defined in the Communications Laws), and any renewal thereof, including the franchise agreements, operating permits and similar governing agreements, instruments, approvals, authorizations, acknowledgements and similar rights, granted by a Governmental Authority authorizing the construction, installation, upgrade, maintenance and operation of any part of the Systems.

"Fraud" means an actual, intentional common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the making the Company Representations, as modified by the Disclosure Schedule, (b) Blocker with respect to the making of the Blocker Representations, as modified by the Disclosure Schedule and (c) Blocker Seller with respect to the making of the Blocker Seller Representations, as modified by the Disclosure Schedule.

"Fundamental Representations" means each of the representations and warranties expressly and specifically set forth in Section 2.1, Section 2.2(a), Section 2.4(a), clause (i) of Section 2.5(a), Section 3.1(a), Section 3.2(a), Section 3.3, Section 3.4, Section 4.1, Section 4.2(a) and Section 4.3, in each case as modified by the Disclosure Schedule.

"Fundamental Survival End Date" has the meaning set forth in Section 9.1.

"GAAP" means generally accepted accounting principles in the United States as in effect on the date of this Agreement (except in the case of Section 2.6, which shall be as in effect on the date the applicable financial statements were prepared) or unless the context otherwise requires.

"Governmental Authority" means any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

"GTCR RCA" shall have the meaning set forth in the Recitals.

"GTCR Unit Purchase Agreement" means the Amended and Restated Unit Purchase Agreement, dated as of October 2, 2017, by and among the Company, GTCR Fund XII/B LP and Splitter, as amended and in effect on the date of this Agreement.

"Hazardous Materials" means any material or substance defined or regulated as a hazardous substance, hazardous waste, hazardous material, toxic substance, pollutant, contaminant or similar term or characteristic, or that otherwise could result in liability, under any Environmental Laws, including asbestos, petroleum or petroleum derivatives, heavy metals and polychlorinated biphenyls.

"High Speed Internet Services" means internet access and backbone connectivity services offered by a System to customers through a cable modem, cable modem termination system, cell tower backhaul or fiber optic point to point traffic, including residential and commercial high speed internet, wireless internet services, fiber, WAN services and similar services.

"Homes Passed" means each (i) commercial location served or previously served by a System, and (ii) residential home or dwelling unit, including each residential single family home and individual dwelling unit within a multi-family complex, that can be connected to a System.

"Hosted Voice Lines" means the total number of voice lines utilized by all Hosted Voice Subscribers.

"Hosted Voice Services" means a fully managed cloud-based voice service that offers advanced communication solutions.

"Hosted Voice Subscriber" means an active customer of Hosted Voice Services of a System.

"Improvements" means all buildings, structures, towers, fixtures, facilities, building systems and equipment and related wires and anchors that form or are part of the Owned Real Property or Leased Real Property.

"Income Tax" means any Tax imposed on, measured by, or determined by reference to (in whole or in part) net income.

"Income Tax Return" means any Tax Return in respect of Income Taxes (including for this purpose any IRS Form 1065 (or similar state or local Tax Return) and any associated IRS Schedule K-1s).

"Indemnified Person" means a CABO Indemnified Person or a Company Indemnified Person, as applicable.

"Indemnifying Party Representative" means (i) with respect to indemnification in favor of the Company Indemnified Parties, the Company and (ii) with respect to indemnification in favor of the CABO Indemnified Persons, CABO.

"Indemnity Cap" shall have the meaning set forth in the Section 9.3(b).

"Intellectual Property" means, in any and all jurisdictions throughout the world, all (i) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent disclosures, inventions, invention disclosures or discoveries (whether or not patentable or reduced to practice) and all applications and registrations therefor, (ii) trademarks, trade names, service marks, logos, corporate names, trade dress, brand names, slogans, designs, or other indicia of origin, and all applications, registrations, and renewals therefor, together with all goodwill associated with any of the foregoing, (iii) works of authorship (whether copyrightable or not), registered and material unregistered copyrights, including copyrights in computer software, mask works and databases, and all applications and registrations therefor and renewals extensions, restorations and reversions thereof, (iv) internet domain names and applications and registrations therefor and (v) trade secrets, know-how and other proprietary information.

"Intermediate Survival End Date" shall have the meaning set forth in Section 9.1.

"IRS" means the U.S. Internal Revenue Service.

"IT System" means the communications networks, data centers, computers, software, hardware, databases, computer equipment, workstations and all other information technology, owned or otherwise controlled by the Company or any of its Subsidiaries.

"Knowledge" means the actual knowledge of the following individuals: Phil Spencer, Andrew Kober, Andy Parrott and Marie Censoplano, in each case after reasonable inquiry of the employee(s) with primary responsibility for the subject matter in question; provided, that for purposes of Section 2.6(b) only, "Knowledge" means the actual knowledge of Phil Spencer, Andrew Kober, Andy Parrott, Marie Censoplano, Danny White, Jeff DeMedeiros, Angela Conklin and Rodney Lanham.

"Latest Balance Sheet" has the meaning set forth in Section 2.6(a).

"Laws" has the meaning set forth in Section 2.9(a).

"Leased Real Property" has the meaning set forth in Section 2.14(b).

"License" means any license, permit or other authorization (other than a Franchise) issued by any Governmental Authority, including the FCC, used in the operation of the business of the Company or any of its Subsidiaries and the Systems, including TV translator station licenses and microwave licenses, cable television relay services and television receive only earth station registrations, including all amendments thereto and renewals or modifications thereof.

"License Agreement" has the meaning set forth in Section 2.15(a)(vii).

"Liens" means any pledge, hypothecation, lien, charge, encumbrance, deed of trust, deed to secure debt, mortgage, easement, encroachment, option, restriction on transfer and security interest of any kind or nature whatsoever in or on any asset, property or property interest.

"Listed Plan" means each material Company Plan other than an offer letter that provides for "at will" employment and does not provide for severance payments or retention or transaction-based bonuses, provided that in the case of any employee benefit plan, program, or arrangement that is not (a) an equity or equity-based plan, bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, severance compensation plan, or employment agreement, or (b) a fringe benefit plan applicable to any equityholder that holds Class C Units, such Company Plan shall not be a Listed Plan if the aggregate liability of the Company and its Subsidiaries is less than $200,000.

"LTIP" means the Amended and Restated Long-Term Incentive Plan of the Company and its Subsidiaries, dated as of January 1, 2020, as amended or modified from time to time.

"LTIP Units" means the Class B and/or Class C Units of the Company notionally allocated to the LTIP, whether or not any such Class B an/or Class C Units are actually issued or outstanding, in each case as set forth on Exhibit A-1 or Exhibit A-2.

"Material Contracts" has the meaning set forth in Section 2.15(b).

"New Credit Facility" shall have the meaning set forth in the Recitals.

"New Debt Amount" means an amount equal to the lesser of (i) the aggregate amount of additional indebtedness actually incurred by the Company or its Subsidiaries from the New Credit Facility at the Closing or (ii) such lesser amount designated by the Company by written notice to CABO at least two (2) Business Days prior to the Closing Date, subject to CABO's consent which shall not be unreasonably withheld, conditioned or delayed.

"NIT Schedule" has the meaning set forth in Section 9.3(a)(i).

"Non-Recourse Party" means, with respect to a Party, any of such Party's former, current and future direct or indirect equity holders, controlling Persons, directors, managers, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, director, manager, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate, member, general or limited partner, successor or assignee of any of the foregoing), in each case, other than any other Party.

"Off-the-shelf Software" means software licensed under click-wrap, shrink-wrap or off-the-shelf software licenses for commercially available software.

"Open Source Code" means any software code, or data library that is licensed as freeware, shareware, open source software or similar licensing models and that (i) requires the licensing or distribution of source code to licensees, at no additional charge, (ii) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any software or (iii) requires (or could or does condition the use or distribution of such software on) the granting of a license under the patent rights of the Company or any of its affiliates. For the avoidance of doubt, Open Source Code includes software licensed or distributed under any of the following licenses or distribution model terms: GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the BSD License, and the Apache License.

"Outside Date" shall have the meaning set forth in Section 8.1(b)(i).

"Overpayment Credits" means any overpayment of Taxes of Blocker from a Pre-Closing Tax Period or any prepayment of Taxes of Blocker in a Pre-Closing Tax Period applied to reduce Taxes of Blocker in a tax period beginning after the Closing Date.

"Owned Real Property" has the meaning set forth in Section 2.14(a).

"Participant" means any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of the Company and its Subsidiaries.

"Party" and "Parties" shall have the meaning set forth in the recitals.

"Pay TV" means, for each System, premium programming services selected by and sold to customers on an a la carte basis for monthly fees in addition to the fee for Basic Video Services or Expanded Video Services.

"Per Unit Adjusted Equity Value Amount" means a fraction, (i) the numerator of which is the Adjusted Equity Value Amount, and (ii) the denominator of which is (A) the total number of issued and outstanding Class B Units and Class C Units (including any LTIP Units) of the Company as of immediately prior to the Closing, multiplied by (B) 100/55.

"Permits" shall have the meaning set forth in Section 2.9.

"Permitted Liens" means (i) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case, for which adequate and separate reserves have been made on the Latest Balance Sheet in accordance with GAAP; (ii) mechanics', materialmen's, carriers', workmen's, repairmen's, warehousemen's, landlords' and other similar statutory Liens securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities; (iv) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters of public record affecting title to any Real Property that do not materially impair the occupancy or use of such Real Property for the purposes for which it is currently used in connection with the Business; (v) Liens that, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable Real Property and (B) do not materially and adversely impact the Company's and its Subsidiaries' current or contemplated use, utility or value of the applicable Real Property or otherwise materially and adversely impair the Company's and its Subsidiaries' present or contemplated business operations; (vi) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (vii) solely with respect to personal property, purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) the terms and conditions of Real Property Leases to third party tenants disclosed in Section 2.14(b) or Section 2.14(b) of the Disclosure Schedule; (ix) the terms and conditions of Real Property Leases to which the Company or any Subsidiary is a tenant or occupant disclosed in Section 2.14(b) of the Disclosure Schedule; (x) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business consistent with past practice; (xi) Liens set forth on Section 11.14(b) of the Disclosure Schedule; and (x) non-exclusive licenses of Intellectual Property in the ordinary course of business; provided that, for purposes of this definition, a Lien in respect of Taxes shall be a "Permitted Lien" only to the extent such Lien is described in clause (i) of this definition.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

"Personal Data" means all data relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual).

"PPA Dispute Notice" has the meaning set forth in Section 10.1.

"Pre-Closing Tax Period" means a taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

"Pre-Closing Unitholder" means each Unitholder (as such term is defined in the Company LLC Agreement) of the Company as of immediately prior to the Closing.

"Primary Service Units" means the sum of all (i) Residential Video Subscribers, (ii) Residential HSI Subscribers, (iii) Residential Voice Subscribers, (vi) Commercial Video Subscribers, (v) Commercial HSI Subscribers, (vi) Commercial Voice Subscribers, and (vii) Security Service Subscribers.

"Purchase Price" means an amount equal to the result of (i) the Adjusted Equity Value Amount, multiplied by (ii) 45% (forty-five percent).

"Purchase Price Allocation Schedule" shall have the meaning set forth in Section 10.1.

"Real Property Interests" has the meaning set forth in Section 2.14(c).

"Real Property Leases" has the meaning set forth in Section 2.14(a).

"Recent Acquisition Agreements" has the meaning set forth in Section 2.15(a)(xiv).

"Release" means any spill, emission, leaking, dumping, injection, pouring, disposal, discharge or leaching into the environment.

"Representatives" means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (in each case solely to the extent acting in such capacity on behalf of such Person) retained by such Person or any of its controlled Affiliates, together with directors, managers, officers and employees of such Person and its Subsidiaries

"Residential HSI Subscribers" means the total number of active residential customers billed by individual unit for any High Speed Internet Service or Fixed Wireless Internet Service

"Residential Video Subscribers" means the total number of active residential customers billed by individual unit who subscribe to at least Basic Video Service

"Residential Voice Subscribers" means the total number of active residential customers billed by individual unit for any Voice Service.

"Restraints" shall have the meaning set forth in Section 7.1(a).

"Restrictive Covenant Agreements" shall have the meaning set forth in the Recitals.

"Restructuring Transactions" shall have the meaning set forth in the Recitals.

"Securities Act" has the meaning set forth in Section 2.4.

"Security Service Subscribers" means the total number of active customers billed by individual unit who subscribe to the alarm security services offered by a System.

"Securityholders Agreement" means the Securityholders Agreement of the Company, dated as of October 2, 2017, by and among the Company, GTCR Fund XII/B LP, Splitter, and the other Securityholders identified therein.

"Senior Management Agreement" means any Senior Management Agreement as defined in the Company LLC Agreement, each as in effect on the date hereof.

"Software" means all computer software and programs, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media.

"Special Indemnities" has the meaning set forth in Section 9.1.

"Special Survival End Date" has the meaning set forth in Section 9.1.

"Splitter" shall have the meaning set forth in the preamble.

"Splitter Charter Documents" means the certificate of formation and limited partnership agreement of Splitter.

"Straddle Period" means any taxable period that includes, but does not end on, the Closing Date.

"Subsidiary" when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Survival End Date" has the meaning set forth in Section 9.1.

"Surviving Representations" means each of the Fundamental Representations, the Blocker Representations and the Blocker Seller Representations and the representations and warranties expressly and specifically set forth in Section 2.5(a)(ii)-(iii), Section 2.5 (b)-(e), Section 2.6(a)-(b), clause (ii) of Section 2.7(a), the first two sentences of Section 2.9(a), Section 2.10, Section 2.11(c), the first three sentences of Section 2.15(b), Section 2.16, Section 2.19, in each case as modified by the Disclosure Schedule.

"System" means a system owned or operated by the Company or any Subsidiary of the Company that provides Basic Video Services, Voice Services, High Speed Internet Services, Fixed Wireless Internet Services and/or other similar services to customers.

"Tax" or "Taxes" means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, in each case in the nature of a tax, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes, escheat or unclaimed property, customs duties and other charges of any kind whatsoever in the nature of a tax, and all interest, penalties, fines, or additions to tax imposed by any Governmental Authority in connection with any of the foregoing.

"Tax Benefit" shall mean any cash refund of Income Taxes actually received or actual net reduction in the amount of Income Taxes that otherwise would have been paid, in each case computed at the actual marginal tax rates applicable to the recipient of such benefit on a "with or without" basis assuming that the tax item of deduction or loss relating to such Damages is the last item available for use.

"Tax Law" shall mean any Law relating to Taxes.

"Tax Returns" means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Claim" shall have the meaning set forth in Section 9.4(a).

"Tower" means any tower structure and any improvement or fixture constituting a part of any such tower structure, located on or forming a part of any Real Property

"Tower Interests" means the Towers and any easements and other rights and interests appurtenant thereto, owned or leased by the Company or any Subsidiary, other than the Owned Real Property and Leased Real Property.

"Transaction Expenses" shall mean all fees and expenses incurred or payable in connection with the Transactions by CABO, the Company, Splitter, Blocker and/or Blocker Seller and their respective Affiliates, which, for the avoidance of doubt, includes all applicable fees associated with any filings to be made with Governmental Authorities pursuant to Section 6.4.

"Transactions" means, collectively, this Agreement and the transactions contemplated hereby.

"Transfer Taxes" shall have the meaning set forth in Section 10.2.

"Treasury Regulations" means the United States Department of Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Unique Customer Relationship" means a unique individual or commercial customer that is a (i) Residential Video Subscriber, (ii) Residential HSI Subscriber plus those customers who purchase prepaid services even if the prepaid services subscribed to are not active in a given month, (iii) Residential Voice Subscriber, (vi) Commercial Video Subscriber, (v) Commercial HSI Subscriber, (vi) Commercial Voice Subscriber, and/or (vii) Security Service Subscriber as determined in accordance with the Company's and its Subsidiaries' historical practice. For the avoidance of doubt, (a) an individual who purchases prepaid services shall be deemed a "Unique Customer Relationship" even if the services subscribed to are not active in a given month, (b) if an individual or commercial customer has multiple addresses at which such customer is an active customer, such individual or commercial account shall count as multiple "Unique Customer Relationships" (as a separate and additional "Unique Customer Relationship" at each address), and a customer who subscribes for multiple services at the same address shall count as one "Unique Customer Relationship."

"Voice Lines" means, as of any date of determination and for each System, all voice lines of such System for which an Active Customer is subscribing to Voice Services.

"Voice Services" means VoIP Services or Hosted Voice Services.

"VoIP Services" means interconnected voice over internet protocol services as that term is defined in Part 9 of the FCC's rules (47 C.F.R. § 9), including such services offered by or via a System to its customers through a cable modem for residential or commercial VoIP services.

"Wireless Internet Services" means wireless Internet access connectivity services offered by the Systems to their customers.

Section 11.15     Interpretation.

(a)     When a reference is made in this Agreement to an Article, Section, Exhibit, Annex or Schedule, such reference shall be to an Article of, a Section of, an Exhibit to, an Annex to or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to "$" and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided. The word "shall" denotes a directive and obligation, and not an option. As used in this Agreement "willful breach" shall mean a breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by a party with the actual knowledge that the taking of such act or failure to act would cause a breach. The phrases "ordinary course of business," "ordinary course of business consistent with past practice" and similar phrases will mean, with respect to any Person, the ordinary course of such Person's business consistent with past custom and practice (and giving effect to any adjustments and modifications thereto taken in response to or as a result of the COVID-19 Pandemic). All terms defined in this Agreement shall have such defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors. For purposes of this Agreement, if the Company, Splitter, Blocker or Blocker Seller or a Person acting on their behalf, respectively, posts a document to the online data room hosted on behalf of the Company at app.box.com, such document shall be deemed to have been "delivered," "furnished" or "made available" (or any phrase of similar import) to CABO if such document was posted prior to the date of this Agreement and after posting was available to CABO on a substantially continuous and unrestricted basis through the Closing. If the Company, Splitter, Blocker or Blocker Seller or a Person acting on their behalf, respectively, provides a document directly to CABO or its legal counsel directly prior to the date of this Agreement (including via email), such document shall be deemed to have been "delivered," "furnished" or "made available" (or any phrase of similar import) to CABO upon delivery. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(b)     The Disclosure Schedules set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article II, Article III or Article IV or to one or more of the covenants contained in Article VI, except that any information set forth in one section of the Disclosure Schedule shall be deemed to apply to all other sections or subsections thereof to the extent that such information is reasonably applicable on its face. The Disclosure Schedules are qualified in their entirety by reference to the specific provisions of the Agreement, and are not intended to constitute, and shall not be deemed to constitute, representations, warranties or covenants of the Parties, except as (and solely to the extent) expressly set forth in the Agreement.

(c)     The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedule, Exhibits or Annexes attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedule, Exhibits or Annexes in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in the Disclosure Schedule, any Exhibit or any Annex is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedule, Exhibits and Annexes hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

Section 11.16     No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a Party shall have any liability relating to this Agreement or any of the Transactions except as otherwise agreed to in writing by such Non-Recourse Party. Each obligation of each Party under this Agreement is a several (and not joint) obligation and no Party shall be liable for any other Party's breach hereof.

Section 11.17     Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party or thereto shall re–execute original forms thereof and deliver them to all other Parties. No Party or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 11.18     Legal Representation. Notwithstanding anything to the contrary in the A&R LLC Agreement or otherwise, CABO agrees, on its own behalf and on behalf of its Subsidiaries and Affiliates, that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all attorney-client communications in each case with respect to the negotiation, execution and performance of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby belong to the Company, its Subsidiaries, GTCR LLC and their respective Affiliates and will not pass to or be claimed by CABO or its Affiliates, and (ii) GTCR LLC will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such attorney-client communications. CABO agrees that neither CABO, nor any of its Subsidiaries or Affiliates will have any right to access or control any of the attorney-client communications relating to or affecting the Transactions, which will be the property of (and be controlled by) the GTCR LLC. Accordingly, CABO will not, and will cause each of its Affiliates not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any attorney-client communication, except in the event of a post-Closing dispute with a Person that is not GTCR LLC or an affiliate thereof or another unitholder of the Company; or (y) take any action which could cause any attorney-client communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MEGA BROADBAND INVESTMENTS
HOLDINGS LLC

By:	/s/ Phil Spencer
Name:	Phil Spencer
Title:	President and Chief Financial Officer

MEGA BROADBAND BLOCKER, INC.

By:	/s/ Philip Canfield
Name:	Philip Canfield
Title:	Authorized Signatory

GTCR PARTNERS XII/C LP

By:	GTCR Investment XII/A&C LLC
Its:	General Partner

By: GTCR Investment XII LLC
Its: General Partner

By:	/s/ Philip Canfield
Name:	Philip Canfield
Title:	Authorized Signatory

MEGA BROADBAND SPLITTER, LP

By:	GTCR Partners XII/B LP
Its:	General Partner

By: GTCR Investment XII LLC
Its: General Partner

By:	/s/ Philip Canfield
Name:	Philip Canfield
Title:	Authorized Signatory

Signature Page to Equity Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CABLE ONE, INC.

By:	/s/ Steven S. Cochran
Name:	Steven S. Cochran
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Equity Purchase Agreement